MULTI-TENANT INDUSTRIAL TRIPLE NET LEASE

BASIC LEASE INFORMATION

Effective Date:	March 18, 2022
Landlord:	ULF NORTHFIELD BUSINESS CENTER LLC, a Delaware limited liability company
Landlord's Address For Notice:	ULF Northfield Business Center LLC c/o GID Industrial Advisers 14241 Dallas Parkway, Suite 650 Dallas, TX 75224 Attn: Asset Management Telephone: 678-317-1152 Email: mzimmerman@gid.com
With a Copy To:	GID Industrial Advisers 66 Franklin Street, Suite 200 Oakland, CA 94607 Attn: Assistant Portfolio Manager Telephone: 510-267-3427 Email: ptoppin@gid.com
With a Copy To:	Sheley, Hall & Williams, P.C. 303 Peachtree St., N.E. Suite 4440 Atlanta, GA 30308 Attn: Josh Schwartz, Esq. Telephone: 404-880-1391 Email: jschwartz@sheleyhall.com
Landlord's Address For Payment of Rent:	See Exhibit G attached hereto.
Tenant:	ZOMEDICA INC., a Delaware corporation
Tenant's Address For Notice:	100 Phoenix Drive, Suite 190 Ann Arbor, Michigan 48108 Attn: Tony Blair Telephone: (734) 489-6181 Email: ablair@zomedica.com
With a Copy To:	4000 Northfield Way, Suite 900 Roswell, Georgia 30076 Attn: Robert Biggs Telephone: 678-252-1507 Email: Roberts.biggs@PulseVet.com
Project:	Northfield Business Center

Land: The parcel(s) of land upon which the Building is located and located at 4000 Northfield Way, Roswell, Georgia 30076.

Building: An industrial building located on the Land and containing approximately 61,500 rentable square feet.

Premises: Suite 900 of the Building, consisting of approximately 12,400 rentable square feet located within the Building and such other areas as generally shown in Exhibit A.

Premises Address: Suite 900
Street: 4000 Northfield Way
City and State: Roswell, Georgia 30076

Term: A period of approximately sixty-one (61) full calendar months beginning on the Commencement Date and ending on April 30, 2027.

Commencement Date: April 1, 2022

Monthly Base Rent:

Months	Rent PRSF	Annualized Base Rent	Monthly Base Rent
04/01/22 – 03/31/23	$9.00	$111,600.00*	$9,300.00*
04/01/23 – 03/31/24	$9.36	$116,064.00	$9,672.00
04/01/24 – 03/31/25	$9.73	$120,706.56	$10,058.88
04/01/25 – 03/31/26	$10.12	$125,534.82	$10,461.24
04/01/26 – 03/31/27	$10.53	$130,556.22	$10,879.68
04/01/27 – 04/30/27	$10.95	$135,778.46	$11,314.87

*Notwithstanding the foregoing Base Rent schedule, Tenant shall be entitled to an abatement of Base Rent during the first (1st) full calendar month of the Term (the "Abatement Period"). In the event of a monetary Event of Default by Tenant under the Lease in the form of a failure to pay Base Rent or Estimated Expenses or any other amounts due under the Lease during the Term, such abatement shall be amortized on a straight-line basis and any unamortized amounts of the abatement at the time of the monetary Event of Default shall become immediately due and payable. Other than as set forth in this paragraph, Tenant shall pay any and all Additional Rent or any sum of money due of Tenant under the Lease during the Abatement Period.

Tenant's Share (of Operating Expenses and Real Property Taxes): 20.16%

Security Deposit: $13,092.20

Broker: Landlord's Broker: Wilson, Hull & Neal Real Estate, LLC
Tenant's Broker: None.

Lease Year:	Each and every twelve (12) month period during the Term of this Lease; provided, however, that (i) if the Commencement Date does not occur on the first day of a month, the first Lease Year shall include the partial month in which the Commencement Date occurs and the twelve (12) full calendar months thereafter, and (ii) if the Lease is terminated early, the final Lease Year shall be the period between the end of the previous Lease Year and the date of such termination.
Permitted Uses:	Assembly, manufacturing, warehouse and distribution of veterinary care equipment, with ancillary office uses, subject to the terms and conditions of this Lease, including, without limitation, Section 1.2 below.
Rentable Square Feet of Premises:	Shall mean (a) the total square footage of the Premises, measured from the drip line of the exterior walls of the Building to the center of any demising walls separating the Premises from other premises in the Building, plus (b) a proportionate share of any interior common areas.

ADDENDUM
Extension Option

EXHIBITS
A Premises Depiction
B Work Letter
C Prohibited Uses
D Rules and Regulations
E Requirements for Improvements or Alterations by Tenant
F Estoppel Certificate
G Rent Payment Address

The Basic Lease Information set forth above and the Addendum, Exhibits and Schedules attached hereto are incorporated into and made a part of the following Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above. In the event of any conflict between the Basic Lease Information and the provisions of the Lease, the provisions of the Lease shall control.

LANDLORD (DS PT Initial) AND TENANT (Initial) AGREE.

1. PREMISES/USE

1.1. Premises. Subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that portion of the Building as generally depicted on Exhibit A attached hereto (the "Premises"), but excluding the Common Area (as defined in Section 18.19) and any other portion of the Building, the Land and/or the Project. Tenant has determined that the Premises are acceptable for Tenant's use and Tenant acknowledges that, except as may be expressly set forth in the Work Letter attached hereto as Exhibit B (the "Work Letter"), if any, neither Landlord nor any broker or agent has made any representations or warranties in connection with the physical condition of the Premises or their fitness for Tenant's use upon which Tenant has relied directly or indirectly for any purpose. By taking possession of the Premises, Tenant accepts the Premises "AS-IS" and waives all claims of defect in the Premises, except as may be expressly set forth in the Work Letter. Tenant hereby acknowledges that the area of the Premises and the Building set forth in the Basic Lease Information is approximate only, and Tenant accepts and agrees to be bound by such figure for all purposes in this Lease. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for Tenant's intended purposes.

1.2. Use. The Premises shall be used only for the Permitted Uses set forth in the Basic Lease Information and for no other uses without Landlord's written consent, such consent not to be unreasonably withheld. Tenant's use of the Premises shall be in compliance with and subject to (and all such compliance shall be at Tenant's sole cost and expense) all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Building or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the "ADA") as the same may be amended from time to time, all Environmental Laws (as defined in Section 12.1), and any covenants, conditions and restrictions encumbering the Land and/or the Project ("CC&Rs") or any supplement thereto recorded in any official or public records with respect to the Project or any portion thereof ("Applicable Laws"), including, without limitation, any Applicable Laws which may require Tenant to temporarily cease operations and/or reduce its use of the Premises. Tenant shall be responsible for obtaining any permit, business license, or other permits or licenses required by any governmental agency permitting Tenant's use or occupancy of the Premises. Because compliance with the ADA is dependent upon Tenant's specific use of the Premises, Landlord makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation and, notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to bring the Premises into compliance with ADA, nor any obligation with respect to the Common Areas; provided, however, that Landlord shall be responsible for any unlawful noncompliance of the Common Areas with the ADA, but only to the extent such unlawful noncompliance is not due to (i) Tenant's specific use of, or alterations or improvements to, the Premises, (ii) the needs of any of Tenant's employees, agents or customers, or (iii) any default of this Lease by Tenant (in any of which circumstances Tenant agrees to make any such necessary modifications and/or additions, and be responsible for any such noncompliance, at its sole cost and expense). In the event that Tenant's use of the Premises or any Alterations requires modifications or additions to the Premises or the Common Areas in order to be in ADA compliance, Tenant agrees to make any such necessary modifications and/or additions at its sole cost and expense. In no event shall the Premises be used for any of the prohibited uses set forth on Exhibit C attached hereto. Tenant shall comply with the rules and regulations attached hereto as Exhibit D, together with such additional rules and regulations as Landlord may from time to time prescribe ("Rules and Regulations"), so long as such additional Rules and Regulations do not materially decrease Tenant's rights under this Lease or materially increase Tenant's obligations under this Lease. Tenant shall not commit waste, overload the floors or structure of the Building, subject the Premises, the Building, the Common Area or the Project to any use which would damage the same or increase the risk of loss or violate any insurance coverage, permit any unreasonable odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants, take any action which would abrogate any warranties, or use or allow the Premises to be used for any unlawful purpose. Subject to the terms and conditions of Section 15.1.4 below, Tenant shall not be required to continuously occupy the Premises or to continuously operate its business at the Premises so long as Tenant otherwise complies with the requirements of this Lease.

2. TERM. The Term of this Lease shall commence on the Commencement Date, as defined in the Basic Lease Information, and this Lease shall continue in full force and effect for the period of time specified as the Term provided that if the last day of the Term would not otherwise be the last day of a calendar month, then the Term shall be extended to the last day of the calendar month. If Landlord is unable to deliver possession of the Premises to Tenant as of the Commencement Date for any reason other than delays caused by Tenant, then the term Commencement Date shall mean such subsequent date upon which Landlord is able to deliver possession of the Premises to Tenant, the expiration date and other relevant dates based upon the Commencement Date and/or expiration date shall be adjusted accordingly, and such failure to deliver possession of the Premises on the earlier date shall not constitute a default by Landlord hereunder or render Landlord liable for any loss or damage that may be incurred as a result of such failure.

3. RENT

3.1 Rent. Tenant shall pay to Landlord, at Landlord's Address for Payment of Rent designated in the Basic Lease Information (or such other address provided by Landlord from time to time), or as otherwise directed by Landlord, the Base Rent and Estimated Expenses (as defined in Section 7.1), without notice, demand, offset or deduction (except as otherwise expressly provided in this Lease), in advance, on the first day of each calendar month. All payments required to be paid by Tenant to Landlord shall be made by Tenant by check or by Electronic Fund Transfer of immediately available federal funds before 11:00 a.m. Eastern Time. Upon the execution of this Lease, Tenant shall pay to Landlord the first month's Base Rent (due and payable after the Abatement Period), the Security Deposit, and the first monthly installment of Estimated Expenses. If the Term commences (or ends) on a date other than the first (or last) day of a month, Base Rent and Estimated Expenses shall be prorated on the basis of the number of days in such calendar month. All sums other than Base Rent which Tenant is obligated to pay under this Lease shall be deemed to be additional rent due hereunder ("Additional Rent"), whether or not such sums are designated Additional Rent and, together with the Base Rent, shall be due and payable to Landlord commencing on the Commencement Date. The term "Rent" means the Base Rent and all Additional Rent payable hereunder. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except as may be expressly provided in this Lease. If Tenant is delinquent in any monthly installment of Base Rent or of Estimated Expenses for more than five (5) days, Tenant shall pay to Landlord on demand a late charge equal to eight percent (8%) of such delinquent sum and such delinquent sum shall also bear interest from the date such amount was due until paid in full at the lesser of (i) ten percent (10%); or (ii) at the maximum rate permitted by law ("Applicable Interest Rate"). The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as a penalty.

3.2 Security Deposit. Upon the execution of this Lease, Tenant shall pay to Landlord the Security Deposit. The Security Deposit shall be held by Landlord as security for the full and faithful performance of each provision of this Lease to be performed by Tenant. The Security Deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Upon each occurrence of an Event of Default (as defined in Section 15.1), Landlord may use all or part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to its original amount. No interest shall accrue on the Security Deposit and Landlord is not required to keep the Security Deposit separate from Landlord's own funds. The Security Deposit shall be the property of Landlord, but shall be paid to Tenant within a reasonable period of time after Tenant's obligations under this Lease have been completely fulfilled. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises and the Security Deposit to a person or entity assuming Landlord's obligations under this Section 3.2. Tenant hereby agrees not to look to any mortgagee for accountability for the Security Deposit, unless said sums have actually been received by such mortgagee as security for Tenant's performance of this Lease.

4. UTILITIES. Tenant shall pay all charges for heat, water, gas, electricity, telephone and any other utilities used on or provided to the Premises. Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service, nor shall any such interruption or curtailment constitute constructive eviction or grounds for rental abatement. In the event the Premises is not separately metered, Tenant shall have the option, subject to Landlord's prior written consent and the terms of this Lease, to cause the Premises to be separately metered at Tenant's cost and

expense. If Tenant does not elect to cause the Premises to be separately metered, Tenant shall pay a reasonable proration of utilities, as determined by Landlord. In addition, Tenant shall, promptly upon request therefor from Landlord, execute any and all commercially reasonable documents necessary to allow Landlord to obtain data on Tenant's utility usage (including, without limitation, electrical, natural gas, water and sewer usage) from the appropriate utility provider(s). If Landlord is unable to obtain such data directly from any utility provider, then Tenant shall, promptly upon request therefor from Landlord, provide copies of such original invoices showing Tenant's consumption of such utilities in the Premises.

Notwithstanding anything to the contrary contained in this Lease, if Tenant cannot reasonably use the Premises for Tenant's intended business operations by reason of any interruption in services to be provided by Landlord that is not the result of a casualty or condemnation (which are covered in Sections 13 and 14 herein) (and Tenant does not in fact use the Premises) and such condition exists for five (5) consecutive business days, then Tenant's Base Rent shall be equitably abated for that portion of the Premises that Tenant is unable to use for Tenant's intended business operations until such service is restored to the Premises. Tenant shall not, however, be entitled to any abatement of Base Rent if the interruption or abatement in service or the failure by Landlord to furnish such was not caused by Landlord's gross negligence or willful misconduct. By way of example only, there shall be no abatement of Base Rent if Landlord is unable to furnish water or electricity to the Premises if no water or electricity is then being made available to the Building by the supplying utility company or municipality for reasons not caused by Landlord's gross negligence or willful misconduct. At the time of the loss of service, Tenant must give written notice promptly to Landlord of the loss of service and its claim for abatement and Tenant only shall be entitled to abatement of Base Rent in proportion to the area rendered unusable and actually unused. Landlord may prevent or stop abatement by providing substantially the same service in similar quality and quantity by temporary or alternative means until the cause of the loss of service can be corrected. Such abatement shall be Tenant's sole remedy for loss of service and Tenant shall have no right to terminate this Lease. Notwithstanding the foregoing, in the event Tenant is entitled to (or would have been entitled to had Tenant carried the required insurance) recover Base Rent for such period of untenantability from Tenant's business interruption insurance or other insurance, then Tenant shall not be entitled to such abatement, it being the intent and agreement of Tenant to first proceed against its insurance carrier for any such loss of use.

5. <u>TAXES</u>. Tenant shall pay to Landlord Tenant's Share of all taxes, assessments, supplementary taxes, possessory interest taxes, exactions or charges and other governmental charges which are assessed, levied, charged, conferred or imposed by any public authority upon the Land, the Building or any other improvements, fixtures, equipment or other property located at or on the Land (collectively, "<u>Real Property Taxes</u>") in each full or partial calendar year during the Term in accordance with the terms and provisions of Sections 6 and 7 below. Prior to delinquency, Tenant shall pay all taxes and assessments levied upon trade fixtures, alterations, additions, improvements, inventories and other personal property located and/or installed on the Premises by Tenant; and Tenant shall provide Landlord copies of receipts for payment of all such taxes and assessments. To the extent any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced by Landlord. Landlord may, but is not obligated to, contest by appropriate legal proceedings the amount, validity, or application of any Real Property Taxes or liens thereof. All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any franchise tax, any excise, use, margin, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord in advance on a monthly basis in estimated installments or upon demand, at the option of Landlord, as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Real Property Taxes payable hereunder.

6. <u>OPERATING EXPENSES</u>

6.1 <u>Operating Expenses</u>. Tenant shall pay to Landlord Tenant's Share of Operating Expenses for each full or partial calendar year during the Term, as provided in Section 7 below. It is intended that this Lease be a "<u>triple net lease</u>," and that, except as otherwise expressly provided in this Lease, the Rent to be paid hereunder by Tenant will be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable. Except as expressly provided to the contrary in this Lease, Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction, maintenance, operation or repair of the Premises or the Project. To the extent the

Building shares certain items or services with other buildings, Landlord shall reasonably allocate items or services between such buildings and/or users.

6.2 Definition of Operating Expenses. "Operating Expenses" means the total costs and expenses incurred by Landlord in the ownership, operation, maintenance, repair and management of the Building, the Land and/or the Building Common Area (as defined in Section 18.19), including, but not limited to: (1) repair, replacement, maintenance, utility costs and landscaping of the Building Common Area, including, but not limited to, any and all costs of maintenance, repair and replacement of all parking areas (including bumpers, sweeping, striping and slurry coating), common driveways, loading and unloading areas, trash areas, outdoor lighting, sidewalks, walkways, landscaping (including tree trimming), irrigation systems, fences and gates and other costs which are allocable to the Building, the Building Common Area and/or the Land; (2) non-structural maintenance and repair (but not replacement) of the roof (and roof membrane), skylights and exterior walls of the Premises (including exterior painting); (3) the costs relating to the insurance maintained by Landlord as described in Section 8.1 below, including, without limitation, Landlord's cost of any deductible or self-insurance retention; (4) maintenance contracts for, and the repair and replacement of, the elevators, if any, and all heating, ventilation and air-conditioning (HVAC) systems, but only to the extent maintained by Landlord or to the extent used in common with other occupants of the Building or otherwise serving any Common Area; (5) maintenance, repair, replacement, monitoring and operation of all mechanical, electrical and plumbing systems, but only to the extent maintained by Landlord or to the extent used in common with other occupants of the Building or otherwise serving any Common Area; (6) maintenance, repair, replacement, monitoring and operation of the fire/life safety and sprinkler system (to the extent Landlord is obligated to do so pursuant to Section 9.2); (7) trash collection and snow removal; (8) capital improvements or capital replacements (excluding the roof structure) made to or capital assets acquired for the Building or the Land after the Commencement Date that are intended to reduce Operating Expenses or are reasonably necessary for the health and safety of the occupants of the Building or are required under any governmental law or regulation, which capital costs, or an allocable portion thereof, shall be amortized over the period determined by Landlord, together with interest on the unamortized balance at ten percent (10%); (9) commercially reasonable reserves set aside for maintenance and repair; and (10) any other costs incurred by Landlord related to the Building and/or the Land including, but not limited to, paving, parking areas, roads, driveways, alleys, mowing, landscape, heating and ventilation. Operating Expenses shall also include assessments, association fees and all other costs assessed or charged under the CC&Rs, if any, that are attributable to the Land and/or the Building in connection with any property owners or maintenance association or operator. Notwithstanding any provision to the contrary contained in this Section, Tenant shall pay to Landlord a fee for the management of this Lease, the Premises, the Building and/or the Land including the cost of those services which are customarily performed by a property management services company, whether performed by Landlord or by an affiliate of Landlord or through an outside management company or any combination of the foregoing. Operating Expenses shall not include (i) replacement of or structural repairs to the roof or the exterior walls; (ii) repairs to the extent covered by insurance proceeds, or paid by Tenant or other third parties; (iii) alterations solely attributable to tenants of the Project other than Tenant; (iv) marketing expenses; and (v) any cost or expense associated with compliance with any laws, ordinances, rules or regulations enacted and enforced prior to the Commencement Date regarding any condition existing in the Building or on the Land if such condition existed prior to the Commencement Date. Notwithstanding anything to the contrary contained herein, if the Building does not have an average occupancy of ninety-five percent (95%) during any calendar year, appropriate adjustments shall be made to determine Operating Expenses as though the Building had been ninety-five percent (95%) occupied, but in no event shall Tenant ever be required to pay more than Tenant's Share of the determined Operating Expenses. The average occupancy shall be determined by adding together the total leased space on the last day of each month during the calendar year in question and dividing by twelve (12).

7. ESTIMATED EXPENSES

7.1 Payment. "Estimated Expenses" for any particular year shall mean Landlord's estimate of Operating Expenses and Real Property Taxes for a calendar year. Tenant shall pay Tenant's Share of the Estimated Expenses with installments of Base Rent in monthly installments of one-twelfth (1/12th) thereof on the first day of each calendar month during such year. If at any time Landlord determines that Operating Expenses and/or Real Property Taxes are projected to vary from the then Estimated Expenses, Landlord may, by notice to Tenant, revise such Estimated Expenses, and Tenant's monthly installments for the remainder of such year shall be adjusted so that

by the end of such calendar year Tenant has paid to Landlord Tenant's Share of the revised Estimated Expenses for such year.

7.2 Adjustment. "Operating Expenses and Real Property Taxes Adjustment" (or "Adjustment") shall mean the difference between Tenant's Share of Estimated Expenses, on the one hand, and Tenant's Share of Operating Expenses and Real Property Taxes, collectively, on the other hand, for any calendar year. After the end of each calendar year, Landlord shall deliver to Tenant a statement of Tenant's Share of Operating Expenses and Real Property Taxes for such calendar year, accompanied by a computation of the Adjustment. If Tenant's payments are less than Tenant's Share, then Tenant shall pay the difference within twenty (20) days after receipt of such statement. Tenant's obligation to pay such amount shall survive the expiration or termination of this Lease. If Tenant's payments exceed Tenant's Share, then (provided that Tenant is not in default) Landlord shall credit such excess amount to future installments of Tenant's Share for the next calendar year. If Tenant is in default, Landlord may, but shall not be required to, credit such amount to Rent arrearages. Following written request from Tenant (which may not be delivered more than one (1) time in any calendar year), Landlord shall provide Tenant with reasonable supporting documentation for Operating Expenses and/or Real Property Taxes; provided, however, for the avoidance of doubt, no such request for supporting documentation shall delay Tenant's obligation to pay any sums in strict accordance with the terms and conditions of this Lease.

8. INSURANCE

8.1 Landlord. Landlord shall maintain insurance through individual or blanket policies insuring Landlord's interest in the Building against fire and extended coverage (including, if Landlord elects, "all risk" or "special cause of loss form" coverage, earthquake, flood and/or surface water insurance) for the full replacement cost of the Building, with deductibles in the form and endorsements of such coverage as selected by Landlord, together with business interruption insurance against loss of Rent in an amount equal to the amount of Rent for a period of at least twelve (12) months commencing on the date of loss. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine. Tenant shall pay to Landlord, as a portion of the Operating Expenses, the costs of the insurance coverages described herein, including, without limitation, Landlord's cost of any self-insurance deductible or retention.

8.2 Tenant. Tenant shall, at Tenant's expense, obtain and keep in force at all times the following insurance (and any other commercially reasonable form(s) of insurance Landlord may reasonably require from time to time) in the following coverage amounts, which coverage amounts Landlord may reasonably increase from time to time upon reasonable advance written notice to Tenant:

8.2.1 Commercial General Liability Insurance (Occurrence Form). A policy of commercial general liability insurance ("CGL Policy") (occurrence form) having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) aggregate per location (if Tenant has multiple locations) (and not more than Twenty-Five Thousand Dollars ($25,000) self-insured retention/deductible), providing coverage for defense costs outside of the policy limits and including coverage for, among other things, blanket contractual liability for both oral and written contracts, premises and operations, products/completed operations, owners and contractors protective, personal and advertising injury, broad form property damage, and with an "Additional Insured-Managers or Lessors of Premises Endorsement" and containing the "Amendment of the Pollution Exclusion Endorsement" for damage caused by heat, smoke or fumes from a hostile fire. The CGL Policy shall delete the exclusion for operations within fifty (50) feet of a railroad track (railroad protective liability), if applicable, and if applicable, and, if necessary, Tenant shall provide for restoration of the aggregate limit. The CGL Policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an "insured contract" for the performance of Tenant's indemnity obligations under this Lease;

8.2.2 Automobile Liability Insurance. Business automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance, or use of any owned, hired or non-owned automobiles;

8.2.3 Workers' Compensation and Employer's Liability Insurance. Workers' compensation insurance having limits not less than those required by applicable state and federal statute, and covering all persons employed by Tenant, including volunteers, in the conduct of its operations on the Premises, together with employer's liability insurance coverage in the amount of at least One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) each employee for bodily injury by disease; and One Million Dollars ($1,000,000) policy limit for bodily injury by disease;

8.2.4 Property Insurance. "All risk" or "special cause of loss form" property insurance including coverage for vandalism, malicious mischief, sprinkler leakage and, if applicable, boiler and machinery comprehensive form, insuring (1) Tenant's fixtures, furniture, equipment (including electronic data processing equipment, if applicable), merchandise, inventory, and all other personal property and other contents contained within the Premises (collectively "Tenant's Property") and (2) the Alterations (as defined in Section 10.2) (including, supplemental mechanical, plumbing, heating, ventilating and air conditioning systems, equipment and facilities installed by Tenant, if applicable) in an amount equal to the full replacement cost thereof (which shall be re-determined as frequently as necessary in order to comply with the foregoing) Landlord shall be designated as a loss payee with respect to Tenant's property insurance on any Tenant-insured improvements. The foregoing property insurance shall include warehouser's legal liability or bailee customers insurance for the full replacement cost of the property belonging to invitees and located in the Premises, if the property of Tenant's invitees is to be kept in the Premises;

8.2.5 Business Interruption. Loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings for a period of not less than twelve (12) months, attributable to all perils included in the "all risk" or "special cause of loss form" property insurance policy required in Section 8.2.4 above or attributable to prevention of access to the Premises as a result of such perils; and

8.2.6 Umbrella/Excess Insurance. An umbrella liability policy or excess liability policy having a limit of not less than Five Million Dollars ($5,000,000.00), which policy shall be in "following form" and shall provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. Such umbrella liability policy or excess liability policy shall include coverage for additional insureds.

8.3 General

8.3.1 Insurance Companies. Insurance required to be maintained by Tenant shall be written by companies licensed to do business in the state in which the Premises are located and having a "Financial Strength Rating" of at least "A-; VII" (or such higher rating as may be required by a lender having a lien on the Premises) as determined by A.M. Best Company.

8.3.2 Certificates of Insurance. Tenant shall deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant in the form of ACORD 27 (Evidence of Property Insurance) and ACORD 25 S (Certificate of Liability Insurance) (or in a form acceptable to Landlord in its sole discretion), no later than seven (7) days after the Effective Date of this Lease (but in any event prior to any entry onto the Premises by Tenant or any employee, agent or contractor of Tenant, if such entry is any earlier than such seven (7)-day period). Upon request, Tenant shall also provide to Landlord a true, correct and complete copy of the actual insurance policy for all insurance required to be maintained by Tenant hereof. Tenant shall, at least ten (10) days prior to expiration of any required coverage, furnish Landlord with certificates of renewal or "binders" thereof. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to modification except after thirty (30) days prior written notice to the parties named as additional insureds in this Lease (except in the case of cancellation for nonpayment of premium in which case cancellation shall not take effect until at least ten (10) days' notice has been given to Landlord). Acceptance by Landlord of delivery of any certificates of insurance does not constitute approval or agreement by Landlord that the insurance requirements in Section 8.2 have been met, and failure of Landlord to demand such evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence provided will not be construed as a waiver of Tenant's obligation to maintain such insurance. If Tenant fails to maintain any insurance required in this Lease, Tenant shall be liable for all losses and costs suffered or incurred by Landlord (including litigation costs and attorneys' fees and expenses) resulting from said failure. Tenant may carry any insurance required under this Lease in the form of a so-called

"blanket" policy or policies of insurance covering the Premises along with other locations of Tenant and any affiliates of Tenant, provided the applicable insurance requirements of this Lease are otherwise met.

8.3.3 Additional Insureds; Primary Coverage. Landlord, Landlord's lender, if any, and any property management company of Landlord for the Premises shall be named as additional insureds ("Additional Insureds") under Insurance Services Office ("ISO") endorsement CG 201011 85 under all of the policies required by Sections 8.2.1, 8.2.2 and 8.2.6, and such endorsement shall be included with the certificates to be provided to Landlord pursuant to Section 8.3.2 above. The policies carried or required to be carried by Tenant pursuant to Sections 8.2.1, 8.2.2 and 8.2.6 shall provide for severability of interest and shall be primary as respects the Additional Insureds, and any insurance maintained by the Additional Insureds shall be excess and non-contributing. Landlord is to be insured as its interests may appear and is to be designated as a loss payee on the insurance required to be maintained by Tenant pursuant to Section 8.2.4.

8.3.4 Limits of Insurance. The limits and types of insurance maintained by Tenant shall not limit Tenant's liability under this Lease, except as expressly provided in Section 8.3.5 below.

8.3.5 Mutual Waiver of Subrogation. Whenever (1) any loss, cost, damage or expense is incurred by either Landlord or Tenant or by anyone claiming by, through or under Landlord or Tenant in connection with the Land, Building, Common Areas and/or Premises, and (2) such party is covered in whole or in part by property or business interruption insurance (or would have been covered but for such party's failure to maintain the property or business interruption coverage required in this Section 8; or would have been covered but for such party's election to self-insure as expressly permitted hereunder, if applicable) with respect to such loss, cost, damage or expense, then the party so insured (or so required) hereby waives (on its own behalf and on behalf of its insured) any claims against and releases the party from any liability said other party may have on account of such loss, cost, damage or expense. All insurance which is carried by either party to insure against damage or loss to property shall include provisions denying to each respective insurer rights of subrogation and recovery against the other party.

8.3.6 Notification of Incidents. Tenant shall notify Landlord within twenty-four (24) hours after the occurrence of any accidents or incidents in the Premises, the Building, Common Areas or the Project which could give rise to a claim under any of the insurance policies required under this Section 8.

8.4 Indemnity. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and Landlord's affiliated entities, and each of their respective members, managers, partners, directors, officers, employees, shareholders, investors, investment managers, trustees, lenders, agents, contractors, successors and assigns (individually and collectively, "Indemnitees") from and against any and all claims, judgments, causes of action, damages, penalties, costs, liens, liabilities, and expenses, including all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, arising at any time during or after the Term to the extent as a result (directly or indirectly) of or to the extent in connection with (1) any default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease, or (2) Tenant's use of the Premises, the conduct of Tenant's business or any activity, work or things done, permitted or suffered by Tenant or any Tenant Party in or about the Premises, the Building, the Common Area or other portions of the Project, and which may include the direct or indirect negligence of Landlord, except to the extent caused by Landlord's gross negligence or willful misconduct. Landlord reserves the right to retain counsel for its defense, in which case Tenant shall be responsible for the costs of such defense. The obligations of Tenant under this Section 8.4 shall survive the termination or expiration of this Lease with respect to any claims or liability arising prior to such termination or expiration.

8.5 Exemption of Landlord from Liability. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property including, but not limited to, Tenant's Property and all Alterations in, upon or about the Premises, the Building, the Land, the Common Area or other portions of the Project arising from any cause, whether such damage is caused by fire, steam, electricity, gas, water or rain, or from the breakage, leakage or other defects of sprinklers, wires, appliances, ventilation, plumbing, air conditioning or lighting fixtures, or from any other cause, and whether said damage, results from conditions arising upon the Premises, upon other portions of the Building or from other sources or places, and regardless of whether the cause of such damage or the means of repairing the same is inaccessible to Tenant; AND TENANT HEREBY EXPRESSLY RELEASES LANDLORD AND WAIVES ALL CLAIMS IN RESPECT THEREOF AGAINST LANDLORD, INCLUDING

CLAIMS WHICH MAY INCLUDE THE DIRECT OR INDIRECT NEGLIGENCE OF LANDLORD; provided, however, subject to Section 8.3.5, the foregoing release and waiver shall not apply to the extent such claims are caused by Landlord's willful misconduct. Further, Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of illness or injury to persons in, upon or about the Premises, the Building, the Land, the Common Area or other portions of the Project arising from any cause; AND TENANT HEREBY EXPRESSLY RELEASES LANDLORD AND WAIVES ALL CLAIMS IN RESPECT THEREOF AGAINST LANDLORD, INCLUDING CLAIMS WHICH MAY INCLUDE THE DIRECT OR INDIRECT NEGLIGENCE OF LANDLORD; provided, however, the foregoing release and waiver shall not apply to the extent such claims are caused by Landlord's willful misconduct. Notwithstanding any provision to the contrary in this Lease, Tenant hereby agrees that Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom under any circumstances. Without limiting the generality of the foregoing, Landlord shall not be liable for any damages arising from any act or neglect of any contractor or other tenant, if any, of the Building or the Project or Landlord's failure to enforce the terms of any agreements with parties other than Tenant.

9. REPAIRS AND MAINTENANCE

9.1 Tenant. Tenant, at Tenant's sole cost and expense, shall keep and maintain the interior and exterior of the Premises in good, clean and safe order, condition and repair, including replacement (as necessary), including, without limitation, the following: loading docks, roll up doors and ramps; floors, subfloors and floor coverings; walls and wall coverings (excluding painting of exterior walls); doors, locks and other locking devices, windows, glass and plate glass; ceilings, skylights, and lighting systems; all plumbing, electrical and mechanical equipment and systems inside or exclusively serving the Premises; all heating, ventilating and air conditioning equipment and systems inside or exclusively serving the Premises (subject to Landlord's rights described below); and wiring, appliances and devices using or containing refrigerants, or otherwise attached to or part of Tenant's trade-fixtures and/or equipment. Without limiting the foregoing, Tenant shall, at Tenant's sole expense, promptly replace all broken glass in the Premises with glass aesthetically satisfactory to Landlord, which glass shall be equal to or in excess of the specification and quality of the original glass; and repair any area damaged by Tenant, Tenant's agents, employees, contractors, invitees and visitors, including any damage caused by any roof penetration by Tenant, whether or not such roof penetration was approved by Landlord. Tenant shall enter into a regularly scheduled preventive maintenance/service contract ("Service Contract") with a maintenance contractor reasonably acceptable to Landlord for servicing all heating ventilation, and air conditioning systems and equipment inside or exclusively serving the Premises at least on a quarterly basis (collectively, the "HVAC System"). Tenant shall deliver full and complete copies of the Service Contract to Landlord within one hundred twenty (120) days after the Commencement Date. Notwithstanding the foregoing, Landlord may elect to maintain the Service Contract respecting the HVAC System, in which case Tenant shall reimburse Landlord within thirty (30) days after Landlord's demand for the cost of the Service Contract and shall promptly undertake and complete the repairs and/or replacements recommended by such maintenance contractor during the Term of this Lease. All repairs and replacements by Tenant shall be made and performed: (1) at Tenant's cost and expense and at such time and in such manner as Landlord may designate, (2) by contractors or mechanics approved by Landlord, (3) so that same shall be at least equal in quality, value and utility to the original work or installation, (4) in a manner and using equipment and materials that will not interfere with or impair the operations, use or occupation of the Building or any of the mechanical, electrical, plumbing or other systems in the Building or the Project, and (5) in accordance with the Rules and Regulations and all Applicable Laws. In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under this Lease, which failure continues at the end of fifteen (15) days following Tenant's receipt of written notice from Landlord stating the nature of the failure, or in the case of an emergency immediately without prior notice, Landlord shall have the right to enter the Premises and perform such maintenance, repairs or refurbishing at Tenant's sole cost and expense (including a sum for overhead to Landlord equal to ten percent (10%) of the costs of maintenance, repairs or refurbishing). Tenant shall maintain written records of maintenance and repairs, as required by any Applicable Law, and shall use certified technicians to perform such maintenance and repairs, as so required. Tenant shall deliver full and complete copies of all service or maintenance contracts entered into by Tenant for the Premises to Landlord within one hundred twenty (120) days after the Commencement Date.

9.2 Landlord. Landlord shall, subject to the following limitations, repair damage to structural portions of the roof, foundation and load-bearing portions of walls (excluding wall coverings, painting, glass and doors) of the Building; provided, if such damage is caused by an act or omission of Tenant, or any Tenant Party, then such

repairs shall be at Tenant's sole expense, unless such damage constitutes casualty damage subject to Section 13 below. Landlord shall not be required to make any repair resulting from (1) any alteration or modification to the Building or to mechanical equipment within the Building performed by, for or because of Tenant or to special equipment or systems installed by, for or because of Tenant, (2) the installation, use or operation of Tenant's property, fixtures and equipment, (3) the moving of Tenant's property in or out of the Building or in and about the Premises, (4) Tenant's use or occupancy of the Premises in violation of Sections 1.2 or 12 of this Lease, (5) the acts or omissions of Tenant or any Tenant Party (as defined in Section 12.1), (6) fire and other casualty, except as provided by Section 13 of this Lease, or (7) condemnation, except as provided in Section 14 of this Lease. Landlord shall have no obligation to make repairs under this Section 9.2 until a reasonable time after receipt of written notice from Tenant of the need for such repairs. There shall be no abatement of Rent during the performance of such work. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, nor for any damage that may result from interruption of Tenant's use of the Premises during any repairs by Landlord; provided, however, that this disclaimer does not relieve Landlord of its express affirmative repair, maintenance and replacement obligations under this Lease. Tenant waives any right to repair the Premises, the Building and/or the Common Area at the expense of Landlord under any Applicable Laws.

10. <u>ALTERATIONS</u>

10.1 <u>Trade Fixtures; Alterations</u>. Subject to limitations set forth in this Lease, Tenant may install necessary trade fixtures, equipment and furniture in the Premises, provided that all work is done in compliance with <u>Exhibit E</u> and such items are installed and are removable without structural or material damage to the Premises, or the Building. Tenant shall not construct, nor allow to be constructed, any alterations or physical additions in, about or to the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld but shall be conditioned upon Tenant's compliance with the provisions of <u>Exhibit E</u> and any other commercially reasonable, applicable requirements of Landlord regarding construction of improvements and alterations. If Landlord does not respond to a written request from Tenant made in accordance with <u>Exhibit E</u> within ten (10) business days, then Landlord shall be deemed to disapprove such request. In the event Tenant makes any alterations to the Premises that trigger or give rise to a requirement that the Building or the Premises come into compliance with any governmental laws, ordinances, statutes, orders and/or regulations (such as ADA requirements), Tenant shall be fully responsible for complying, at its sole cost and expense, with same. Tenant shall file a notice of completion after completion of such work and provide Landlord with a copy thereof. Tenant shall have the right to remove its trade fixtures, furnishings, equipment, signage and inventory from the Premises at any time during the Term.

10.2 <u>Damage; Removal</u>. Tenant shall repair all damage to the Premises, the Building, the Common Area or the Project caused by the installation or removal of Tenant's Alterations (as defined below). Upon the expiration or earlier termination of this Lease, Tenant shall remove any or all trade fixtures, alterations, additions, improvements and partitions ("<u>Alteration(s)</u>") made or installed by Tenant; provided, however, Landlord has the absolute right to require Tenant to have all or any portion of such items designated by Landlord to remain at the Premises, in which event they shall be and become the property of Landlord upon the expiration or earlier termination of this Lease. Should Tenant make any Alterations without the prior written approval of Landlord, Landlord may require that Tenant remove any or all of such Alterations and repair any damage to the Premises, the Building, the Common Area or the Project resulting from the installation and/or removal of such Alterations at any time and from time to time. All such removals and restoration shall be accomplished in a good and workmanlike manner and so as not to cause any damage to the Premises, the Building, the Common Area or the Project whatsoever.

10.3 <u>Liens</u>. Tenant shall not do any act which shall in any way encumber the title of the Land, the Premises, the Building and/or the Project. Tenant shall promptly pay and discharge all claims for labor performed, supplies furnished and services rendered at the request of Tenant and shall keep the Premises free of all mechanics' and materialmen's liens in connection therewith. Tenant shall provide at least ten (10) days prior written notice to Landlord before any labor is performed, supplies furnished or services rendered on or at the Premises and Landlord shall have the right to post on the Premises notices of non-responsibility; provided, however, that this requirement shall not apply in the event of an emergency (in which event Tenant shall provide notice to Landlord as soon as practical given the circumstances). If any lien is filed, Tenant shall cause such lien to be released and removed or bonded against within fifteen (15) days after the date of filing, and if Tenant fails to do so, Landlord may take such

action as may be necessary to remove such lien and Tenant shall promptly pay Landlord such amounts expended by Landlord together with interest thereon at the Applicable Interest Rate from the date of expenditure.

10.4 Standard of Work. All work to be performed by or for Tenant pursuant hereto shall be performed diligently and in a first class, workmanlike manner, and in compliance with the provisions of Exhibit E, all Applicable Laws, and Tenant and Landlord's insurance carriers. Landlord shall have the right, but not the obligation, to inspect periodically the work on the Premises and Landlord may require changes in the method or quality of the work.

11. LANDLORD'S RIGHTS. Landlord reserves the right to enter the Premises for any reason upon reasonable notice to Tenant (or without notice in case of an emergency) and/or to undertake the following all without abatement of rent or liability to Tenant: inspect the Premises and/or the performance by Tenant of the terms and conditions hereof; make such alterations, repairs, improvements or additions to the Premises as required or permitted hereunder; change boundary lines of the Land so long as such change does not materially and adversely impact Tenant's use of the parking area and/or access to the Premises; install, use, maintain, repair, alter, relocate or replace any pipes, ducts, conduits, wires, equipment and other facilities in the Common Area or the Building; install, maintain and operate conduit cabling within the utility and/or conduit ducts and risers within the Building, as well as grant lease, license or use rights to third parties, to utilize the foregoing easements or licenses on the Land and/or the Project; dedicate for public use portions of the Land and/or the Project; and record covenants, conditions and restrictions affecting the Land and/or the Project and/or amendments to existing CC&Rs which do not unreasonably interfere with Tenant's use of the Premises or impose additional material obligations on Tenant; change the name of the Building and/or the Project; affix reasonable signs and displays on the Building and/or the Land; show the Premises, the Building and/or the Project to prospective purchasers and investors, ground lessees, and prospective lenders; and, during the last nine (9) months of the Term, place signs for the rental of, and show the Premises to prospective tenants. Landlord will use commercially reasonable efforts to minimize any interference with Tenant's business operations or use of the Premises.

12. ENVIRONMENTAL MATTERS

12.1 Hazardous Materials. Tenant shall not cause nor permit, nor allow any of Tenant's employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants (individually, a "Tenant Party" and collectively, "Tenant's Parties") to cause or permit, any Hazardous Materials (as defined herein) to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed or used on, under or about the Premises, the Building, the Common Area or the Project, except for routine office and janitorial supplies in usual and customary quantities stored, used and disposed of in accordance with all applicable Environmental Laws. As used herein, the term "Environmental Laws" means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term "Hazardous Materials" means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Laws, asbestos and petroleum, including crude oil or any fraction or derivative thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), and explosives, flammables or radioactive substances of any kind. As defined in Environmental Laws, Tenant is and shall be deemed to be the "operator" of Tenant's "facility" and the "owner" of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom. Tenant and Tenant's Parties shall comply with all Environmental Laws, not allow or permit the Land or the Building to become contaminated with any Hazardous Materials, and promptly notify Landlord in writing of the violation of any Environmental Law or presence of any Hazardous Materials, other than office and janitorial supplies as permitted above, in, on, under or about the Premises or the improvements or the soil or groundwater thereunder. Landlord shall have the right to enter upon and inspect the Premises and to conduct tests, monitoring and investigations. If such tests indicate the presence of any environmental condition caused or exacerbated by Tenant or any Tenant Party or arising during Tenant's or any Tenant Party's occupancy, Tenant shall reimburse Landlord for the cost of conducting such tests. The phrase "environmental condition" shall mean any adverse condition relating to any Hazardous Materials or the

environment, including surface water, groundwater, drinking water supply, land, surface or subsurface strata or the ambient air and includes air, land and water pollutants, noise, vibration, light and odors. In the event of any such environmental condition, Tenant shall promptly notify both the property manager and the Landlord and shall promptly take any and all steps necessary to rectify the same to the satisfaction of the applicable agencies and Landlord, or shall, at Landlord's election, reimburse Landlord, upon demand, for the cost to Landlord of performing work. The reimbursement shall be paid to Landlord in advance of Landlord's performing such work, based upon Landlord's reasonable estimate of the cost thereof; and upon completion of such work by Landlord, Tenant shall pay to Landlord any shortfall promptly after receipt of Landlord's bills therefor or Landlord shall promptly refund to Tenant any excess deposit, as the case may be.

12.2 Indemnification. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless the Indemnitees from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, costs, liabilities, losses and expenses (including, attorneys' fees, expenses and court costs) to the extent arising at any time as a result (directly or indirectly) of or in connection with (1) Tenant and/or any Tenant Party's breach of this Section 12, or (2) the presence of Hazardous Materials on, under or about the Premises or other property as a result (directly or indirectly) of Tenant's and/or any Tenant Party's activities, or failure to act, in connection with the Premises. Landlord reserves the right to retain counsel for its defense, in which case Tenant shall be responsible for the cost of such defense. This indemnity shall include, without limitation, the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant's obligation of indemnification pursuant hereto. Tenant's obligations pursuant to the foregoing indemnity shall survive the expiration or termination of this Lease.

13. DAMAGE AND DESTRUCTION. If at any time during the Term the Premises are damaged by a fire or other casualty such that Tenant may not continue operations in the Building, Landlord shall notify Tenant within sixty (60) days after Landlord becomes aware of such damage as to the amount of time Landlord reasonably estimates it will take to materially restore the Premises. If the restoration time is estimated to exceed nine (9) months from the issuance of all permits, subject to extensions for Force Majeure, Landlord may elect to terminate this Lease and if such restoration period is greater than twelve (12) months from the issuance of all permits, then Tenant may, as its sole remedy, terminate this Lease on or before thirty (30) days after receipt of Landlord's notice describing the estimated restoration time that is greater than twelve (12) months. If neither party elects to terminate this Lease as provided above or if Landlord estimates that restoration will take nine (9) months or less, then, subject to receipt of sufficient insurance proceeds, Landlord shall promptly commence to materially restore the Premises, excluding the improvements installed by Tenant or by Landlord and paid by Tenant, subject to delays arising from the collection of insurance proceeds or from Force Majeure events. If this Lease is not terminated by Landlord or Tenant in accordance with this section, Tenant shall be responsible for and shall pay to Landlord Tenant's Share of any deductible or retention amount payable under the property insurance for the Building following any such casualty. Tenant at Tenant's expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than three (3) months to repair such damage. Base Rent and Operating Expenses shall be abated for the period of repair and restoration commencing on the date of such casualty event in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided herein, Tenant waives any right to terminate this Lease by reason of damage or casualty loss. For the avoidance of doubt, government actions for the purpose of protecting public safety or otherwise requiring the Building and/or businesses to close shall not be deemed a casualty, and this Section 13 shall not apply thereto but shall only apply in the event of a casualty which degrades the physical or structural integrity of the Premises, the Building or the Project.

14. CONDEMNATION. If any part of the Premises or the Building should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a "Taking" or "Taken"), and the Taking would materially interfere with or impair Landlord's ownership or operation of the Project (as determined by Landlord), then upon written notice by Landlord

this Lease shall terminate and Base Rent shall be apportioned as of said date. If part of the Premises or the Building shall be Taken and such condemnation does not materially impair Tenant's ability to use the Premises for Tenant's business, and this Lease is not terminated as provided above, the Base Rent payable hereunder during the unexpired Term shall be reduced to such extent as Landlord reasonably determines under the circumstances. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant's interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord's award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant's trade fixtures, if a separate award for such items is made to Tenant. For the avoidance of doubt, government actions for the purpose of protecting public safety or otherwise requiring the Building and/or businesses to close shall not be deemed a Taking, and this Section 14 shall not apply thereto.

15. DEFAULT

15.1 Events of Defaults. The occurrence of any of the following events shall, at Landlord's option, constitute an "Event of Default":

15.1.1 Tenant shall fail to pay any installment of Base Rent or any other payment required herein when due, and such failure shall continue for a period of five (5) days from the date such payment was due.

15.1.2 Tenant or any guarantor or surety of Tenant's obligations hereunder shall (1) make a general assignment for the benefit of creditors; (2) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively, a "proceeding for relief"); (3) become the subject of any proceeding for relief which is not dismissed within sixty (60) days of its filing or entry; or (4) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

15.1.3 Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease.

15.1.4 Tenant shall not occupy or shall vacate the Premises whether or not Tenant is in monetary or other default under this Lease; provided, however, that Tenant's vacating of the Premises shall not constitute an Event of Default if, prior to vacating the Premises, Tenant has made arrangements reasonably acceptable to Landlord to (1) ensure that Tenant's insurance for the Premises will not be voided or cancelled with respect to the Premises as a result of such vacancy, (2) ensure that the Premises are secured and not subject to vandalism, and (3) ensure that the Premises will be properly maintained after such vacation, including, but not limited to, keeping the heating, ventilation and cooling systems maintenance contracts required by this Lease in full force and effect. Tenant shall inspect the Premises at least once each month and report monthly in writing to Landlord on the condition of the Premises.

15.1.5 There shall occur any assignment, subleasing or other transfer of Tenant's interest in or with respect to this Lease except as otherwise permitted in this Lease.

15.1.6 Tenant shall fail to discharge any lien placed upon the Premises in violation of this Lease within thirty (30) days after any such lien or encumbrance is filed against the Premises.

15.1.7 Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 15.1, and except as otherwise expressly provided herein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default (provided, however, if Tenant's failure or breach is of a nature such that it cannot reasonably be cured within such 30-day period, Tenant

shall not be deemed to be in default of this Lease provided Tenant commences to cure such failure or breach within such 30-day period and thereafter diligently prosecutes such cure to completion, which completion must occur within sixty (60) days after Landlord's original notice of default).

15.2 Landlord's Remedies.

15.2.1 Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election: (1) terminate this Lease or Tenant's right of possession (but Tenant shall remain liable as hereinafter provided), (2) cure such default at Tenant's sole expense, (3) continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent, additional rent and other charges when due, and/or (4) pursue any other remedies at law or in equity. No right or remedy conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, Applicable Law, or in equity. Upon the termination of this Lease or termination of Tenant's right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Premises.

15.2.2 If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: all Base Rent and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant's or any other occupant's property, repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys' fees and court costs and, as liquidated damages, and not as a forfeiture or penalty, the excess of the then present value of the Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease, over the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing. Such present values shall be calculated at a discount rate equal to the ninety (90)-day U.S. Treasury bill rate at the date of such termination. The parties agree that it is difficult or impossible to calculate the damages which Landlord will suffer as a result of a termination of this Lease following Tenant's default, and this provision is intended to provide a reasonable estimate of such damages.

15.2.3 If Landlord terminates Tenant's right of possession (but not this Lease), Landlord may, but shall be under no obligation to, relet the Premises for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant. For the purpose of such reletting Landlord is authorized to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary or desirable. If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods, plus the cost of recovering possession of the Premises (including attorneys' fees and costs of suit), the unpaid Base Rent and other amounts accrued hereunder at the time of repossession, and the costs incurred in any attempt by Landlord to relet the Premises. If the Premises are relet and a sufficient sum shall not be realized from such reletting (after first deducting therefrom, for retention by Landlord, the unpaid Base Rent and other amounts accrued hereunder at the time of reletting, the cost of recovering possession (including attorneys' fees and costs of suit), all of the costs and expense of repairs, changes, alterations, and additions, the expense of such reletting (including without limitation brokerage fees and leasing commissions) and the cost of collection of the rent accruing therefrom) to satisfy the rent provided for in this Lease to be paid, then Tenant shall immediately satisfy and pay any such deficiency. Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

15.2.4 If Landlord elects to cure such default by Tenant, Landlord may, at Landlord's option, enter into and upon the Premises and correct the same without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant's business resulting therefrom and Tenant agrees to pay Landlord an amount equal to one hundred ten percent (110%) of any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease.

15.2.5 Exercise by Landlord of any one (1) or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord's right to enforce one (1) or more of its rights in connection with any subsequent default. A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord's intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. The terms "enter," "re-enter," "entry" or "re-entry," as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises). Landlord shall not be liable, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or collect rent due in respect of such reletting.

15.2.6 Notwithstanding anything in this Lease to the contrary, Landlord shall have the duty to use commercially reasonable efforts to mitigate any damages resulting from a default of the Tenant under this Lease. Landlord's obligation to mitigate damages after a default by Tenant under this Lease shall not arise unless and until Landlord regains full and complete possession of all of the Premises including the final and non-appealable legal right to re-let the Premises free of any claim of Tenant. Thereafter, Landlord's obligation to mitigate damages shall be satisfied in full if Landlord uses commercially reasonable efforts to relet the Premises by doing the following: (i) to the extent it is Landlord's custom and practice to do so for available space at the Building, posting a "For Lease" sign at the Premises and/or advertising such space on the leasing agent's website, if any; (ii) advising Landlord's leasing agent of the availability of the Premises; and (iii) advising outside commercial brokerage entities of the availability of the Premises. Upon substantial compliance with the above criteria regarding the re-letting of the Premises after a default by Tenant, Landlord shall be deemed to have fully satisfied Landlord's obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant's default. For the avoidance of doubt, Landlord shall not be obligated to: (1) relet the Premises before leasing any other portions of the Shopping Center and any other property under the ownership or control of Landlord that are available for lease or will be available for lease within a reasonable period of time; (2) lease the Premises for a rental less than the current fair market rental rate or under terms and conditions that are unacceptable to Landlord, in Landlord's sole but reasonable discretion; or (3) enter into a lease with any party that does not have, in Landlord's reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first-class manner and/or a proposed use or business reputation that is not satisfactory to Landlord, in Landlord's sole discretion.

16. <u>ASSIGNMENT AND SUBLETTING</u>.

16.1 Tenant shall not assign, sublet or otherwise transfer, whether voluntarily or involuntarily or by operation of law, the Premises or any part thereof without Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant agrees it shall be reasonable for Landlord to disapprove of a requested sublease or assignment, if (a) the financial condition of the proposed

subtenant or assignee is not satisfactory to Landlord, (b) the subtenant or assignee desires to change the use within the Premises, (c) the subtenant or assignee is a present occupant of the Building or the Project, or Landlord is otherwise engaged in lease negotiations with the subtenant or assignee for other premises in the Building or the Project, (d) the subtenant or assignee is a governmental or quasi-governmental party or any party by whom any suit or action could be defended on the ground of sovereign immunity or diplomatic immunity, or (e) if the holder of any mortgage, deed to secure debt or other similar security instrument withholds, conditions or delays its consent to a proposed assignment or sublease pursuant to a right to do so under such mortgage, deed to secure debt or other security instrument. The merger of Tenant with any other entity or the transfer of any controlling or managing ownership or beneficial interest in Tenant, or the assignment of a substantial portion of the assets of Tenant, whether or not located at the Premises, shall constitute an assignment hereunder. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice thereof with copies of all related documents and agreements associated with the assignment or sublease, including without limitation, the financial statements of any proposed assignee or subtenant, forty-five (45) days prior to the anticipated effective date of the assignment or sublease. Tenant shall pay Landlord's standard processing fee of $5,000.00 plus Landlord's reasonable attorneys' fees incurred in the review of such documentation. Landlord shall have a period of thirty (30) days following receipt of such notice and all related documents and agreements to notify Tenant in writing of Landlord's approval or disapproval of the proposed assignment or sublease. If Landlord fails to notify Tenant in writing of such election, Landlord shall be deemed to have disapproved such assignment or subletting. This Lease may not be assigned by operation of law. Except in the event of an assignment or sublease to a Permitted Transferee (as defined below), if the proposed assignment or sublease is for substantially the remainder of the Term, Landlord may terminate this Lease (or in the case of a partial sublease, terminate this Lease with respect to the portion of the Premises proposed to be subject to the sublease) by giving written notice to Tenant within such thirty (30) day period. Any purported assignment or subletting contrary to the provisions hereof shall be void and shall constitute an Event of Default hereunder. If Tenant receives rent or other consideration for any such transfer in excess of the Rent, or in the case of a sublease of a portion of the Premises, in excess of such Rent that is fairly allocable to such portion, after appropriate adjustments to assure that all other payments required hereunder are appropriately taken into account, Tenant shall pay Landlord sixty percent (60%) of the difference between each such payment of rent or other consideration and the Rent required hereunder, after Tenant's recovery of its actual and reasonable attorney's fees, brokerage commissions and improvement allowances or improvement costs incurred directly in connection with such assignment or subletting. Tenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment had been made. No permitted assignment shall be effective until there has been delivered to Landlord a counterpart of the assignment instrument in which the assignee agrees to be and remain jointly and severally liable with Tenant for the payment of Rent pertaining to the Premises and for the performance of all of the terms and provisions of this Lease relating thereto arising on or after the date of the transfer. Tenant shall not collaterally assign, mortgage, pledge, hypothecate or otherwise encumber this Lease or any of Tenant's rights hereunder without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.

16.2 Notwithstanding anything in this Lease to the contrary, Landlord hereby consents to a sublease of the Premises or an assignment by Tenant of Tenant's interest under this Lease to any entity which controls, is controlled by, or is under common control with Tenant, to any entity resulting from a merger or consolidation transaction with Tenant, or to any entity which acquires all or substantially all of the assets of Tenant (any one of such entities being hereinafter referred to as a "Permitted Transferee"), provided that (i) in the case of an assignment, the tangible net worth of the Permitted Transferee is equal to or greater than the greater of Tenant's tangible net worth on the date of this Lease and Tenant's tangible net worth immediately prior to the effective date of the assignment, (ii) in no event shall Tenant be released from liability under this Lease, (iii) Tenant shall give written notice to Landlord of the proposed assignment or sublease reasonably in advance of the consummation thereof and (iv) in the case of an assignment, the Permitted Transferee shall unconditionally assume in a writing reasonably acceptable to Landlord all of Tenant's obligations under the Lease effective upon the consummation of the assignment. As used in the immediately preceding sentence, the term "control" means, with respect to a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of the controlled corporation, and, with respect to any entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. Notwithstanding the foregoing, such transfer must not have been entered into, in whole or in part, as a subterfuge to avoid the obligations and restrictions set forth in this Lease. Furthermore, if Landlord reasonably determines that the proposed occupant is engaged in a business which would materially interfere with the operation of the Project or

that permitting the occupancy would cause a violation by Landlord of its obligations under any lease covering a portion of the Project, Landlord shall have the right to prohibit such arrangement based upon the issue of the business of the proposed occupant or the compatibility of the proposed occupant with the businesses in the Project. No transfer permitted by this Section 16.2 shall relieve Tenant of its primary liability under this Lease or any guarantor (if any) of its liability under any guaranty of this Lease.

17. ESTOPPEL, ATTORNMENT AND SUBORDINATION

17.1 Estoppel. Within ten (10) days after written request by Landlord, Tenant shall deliver an estoppel certificate duly executed (and acknowledged, if required by any lender or by Landlord), in the form attached hereto as Exhibit F, or in such other commercially reasonable form as may be acceptable to the lender, which form may include some or all of the provisions contained in Exhibit F, to any proposed lender, ground lessee, purchaser or Landlord. Tenant's failure to deliver said statement in such time period shall be an Event of Default hereunder and shall be conclusive upon Tenant that (1) this Lease is in full force and effect, without modification except as may be represented by Landlord; (2) there are no uncured defaults in Landlord's performance and Tenant has no right of offset, counterclaim or deduction against Rent hereunder; and (3) no more than one month's Base Rent has been paid in advance.

17.2 Subordination. This Lease shall unconditionally be and at all times remain subject and subordinate to all ground leases, master leases and all mortgages and security deeds which now or hereafter affect the Premises or the Project or Landlord's interest therein (including any modifications, renewals or extensions thereof and all amendments thereto), all without the necessity of Tenant's executing further instruments to effect such subordination. If requested, Tenant shall execute and deliver to Landlord within ten (10) days after Landlord's request whatever commercially reasonable documentation that may reasonably be required to further effect the provisions of this paragraph including a Subordination, Nondisturbance and Attornment Agreement ("SNDA") in the form required by the applicable lender. Notwithstanding anything contained in this Lease to the contrary, (1) the obligation for commissions under Section 18.7 shall not be binding on, and will not be enforceable against, any of Landlord's lenders or any party that holds a mortgage or other security interest in the Building and/or the Land, and (2) such commission obligation shall be unconditionally subordinate to the lien of any mortgage or other security interest in the Building and/or the Land, and any commissions otherwise payable under this Lease shall not be due or payable after an event of default under any such mortgage or other security interest. Notwithstanding anything to the contrary contained in this Section 17.2, the holder of any such mortgage may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of executing, delivery or recording and in the event such holder shall have the same rights with respect to this Lease as though this Lease has been executed prior to the executing, delivery and recording of such mortgage and had been assigned to such holder.

17.3 Attornment. Tenant hereby agrees that Tenant will recognize as its landlord under this Lease and shall attorn to any person succeeding to the interest of Landlord in respect of the land and the buildings governed by this Lease upon any foreclosure of any mortgage or security deed upon such land or buildings or upon the execution of any deed in lieu of foreclosure in respect to such security deed. Tenant shall pay all rental payments required to be made pursuant to the terms of this Lease for the duration of the term of this Lease. Tenant's attornment shall be effective and self-operative without the execution of any further instrument immediately upon Landlord's lender succeeding Landlord's interest in this Lease and giving written notice thereof to Tenant. If requested, Tenant shall execute and deliver a commercially reasonable instrument or instruments confirming its attornment as provided for herein; provided, however, that no such beneficiary or successor-in-interest shall be bound by any payment of Base Rent for more than one (1) month in advance, or any amendment or modification of this Lease made without the express written consent of such beneficiary where such consent is required under applicable loan documents. Landlord's lender shall not be liable for, nor subject to, any offsets or defenses which Tenant may have by reason of any act or omission of Landlord under this Lease, nor for the return of any sums which Tenant may have paid to Landlord under this Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Landlord to Landlord's lender. If Landlord's lender, by succeeding to the interest of Landlord under this Lease, should become obligated to perform the covenants of Landlord hereunder, then, upon, any further transfer of Landlord's interest by Landlord's lender, all such obligations shall terminate as to Landlord's lender.

18. MISCELLANEOUS

18.1 General

18.1.1 Entire Agreement. This Lease, Addenda, Exhibits and Schedules set forth all the agreements between Landlord and Tenant concerning the Premises; and there are no agreements either oral or written other than as set forth herein.

18.1.2 Time of Essence. Time is of the essence of this Lease.

18.1.3 Attorneys' Fees; Jury Trial Waiver. In any dispute regarding this Lease or in any action or proceeding which either party brings against the other to enforce its rights hereunder, the non-prevailing party shall pay all costs incurred by the prevailing party, including reasonable attorneys' fees and costs. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys' fees (collectively "Costs") incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, Costs shall include, without limitation, attorneys' fees, costs and expenses incurred in (1) post-judgment motions, (2) contempt proceeding, (3) garnishment, levy, and debtor and third party examination, (4) discovery, and (5) bankruptcy litigation. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

18.1.4 Severability. If any provision of this Lease or the application of any such provision shall be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the remaining provisions of this Lease and the application thereof shall remain in full force and effect and shall not be affected, impaired or invalidated.

18.1.5 Law. This Lease shall be construed and enforced in accordance with the laws of the State of Georgia.

18.1.6 No Option. Submission of this Lease to Tenant for examination or negotiation does not constitute an option to lease, offer to lease or a reservation of, or option for, the Premises; and this document shall become effective and binding only upon the execution and delivery hereof by Landlord and Tenant.

18.1.7 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and, subject to compliance with the terms of Section 16, Tenant.

18.1.8 Third Party Beneficiaries. Nothing herein is intended to create any third party beneficiary.

18.1.9 Memorandum of Lease. Tenant shall not record this Lease or a short form memorandum hereof.

18.1.10 Agency, Partnership or Joint Venture. Nothing contained herein nor any acts of the parties hereto shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture by the parties hereto or any relationship other than the relationship of landlord and tenant.

18.1.11 Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof or a termination by Landlord shall not work a merger and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

18.1.12 Headings. Section headings have been inserted solely as a matter of convenience and are not intended to define or limit the scope of any of the provisions contained therein.

18.1.13 Security Measures. Tenant hereby acknowledges that Landlord shall have no obligation to provide a guard service or other security measures whatsoever. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents and invitees and their property from the acts of third parties.

18.1.14 No Estate in Land. This Lease shall create the relationship of landlord and tenant between Landlord and Tenant, and nothing contained herein shall be deemed or construed by the parties hereto, or by any third party, as creating the relationship of principal and agent, or of partnership, or of joint venture, or of any relationship other than landlord and tenant, between the parties hereto. No estate shall pass out of Landlord and Tenant has only a usufruct not subject to levy and sale.

18.1.15 Landlord's Lien/Security Interest. [Intentionally omitted.]

18.2 Signs. All signs and graphics of every kind visible in or from public view or corridors, the Common Areas or the exterior of the Premises (whether located inside or outside of the Premises) shall be subject to Landlord's prior written approval (not to be unreasonably withheld) and shall be subject to the CC&Rs and any applicable governmental laws, ordinances, and regulations and in compliance with Landlord's signage program (if any). Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises; and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal.

18.3 Waiver. No waiver of any default or breach hereunder shall be implied from any omission to take action on account thereof, notwithstanding any custom and practice or course of dealing. No waiver by either party of any provision under this Lease shall be effective unless in writing and signed by such party. No waiver shall affect any default other than the default specified in the waiver and then such waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant shall not be construed as a waiver of any subsequent breach of the same.

18.4 Financial Statements. Tenant shall provide, and cause each Guarantor, if applicable, to provide to any lender, any purchaser of the Building and/or the Project or Landlord, within ten (10) days after request, a current, accurate, audited financial statement for Tenant and Tenant's business and financial statements for Tenant and Tenant's business for each of the three (3) years prior to the current financial statement year prepared under generally accepted accounting principles consistently applied and certified by an officer of the Tenant as being true and correct. Tenant shall also provide within said ten (10)-day period such other financial information or tax returns as may be reasonably required by Landlord, any purchaser of the Building and/or the Project or any lender of either. Tenant hereby authorizes Landlord to obtain one (1) or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report. Unless requested by any current or proposed lender, ground lessor, investor or purchaser of Landlord or the Building or after the occurrence of a default by Tenant, such financial statement(s) shall not be required to be furnished more than one (1) time in any twelve (12) month period during the Term.

18.5 LIMITATION OF LIABILITY. **THE OBLIGATIONS OF LANDLORD UNDER THIS LEASE ARE NOT PERSONAL OBLIGATIONS OF THE INDIVIDUAL PARTNERS, MEMBERS, MANAGERS, DIRECTORS, OFFICERS, SHAREHOLDERS, AGENTS OR EMPLOYEES OF LANDLORD; AND TENANT SHALL LOOK SOLELY TO LANDLORD'S INTEREST IN THE BUILDING (INCLUDING THE UNENCUMBERED RENTS, PROFITS AND PROCEEDS THEREFROM RECEIVED BY LANDLORD AFTER THE DATE OF ANY MONETARY AWARD OR JUDGMENT AGAINST LANDLORD) FOR SATISFACTION OF ANY LIABILITY OF LANDLORD AND SHALL NOT LOOK TO OTHER ASSETS OF LANDLORD NOR SEEK RECOURSE AGAINST THE ASSETS OF THE INDIVIDUAL PARTNERS, DIRECTORS, OFFICERS, SHAREHOLDERS, AGENTS OR EMPLOYEES OF LANDLORD. WHENEVER LANDLORD TRANSFERS ITS INTEREST, LANDLORD SHALL BE AUTOMATICALLY RELEASED FROM FURTHER PERFORMANCE UNDER THIS LEASE FOR OCCURRENCES AND OBLIGATIONS FIRST ACCRUING AFTER THE EFFECTIVE DATE OF SUCH TRANSFER AND FROM ALL FUTURE LIABILITIES AND EXPENSES HEREUNDER AND THE TRANSFEREE OF LANDLORD'S INTEREST SHALL ASSUME ALL LIABILITIES AND OBLIGATIONS OF LANDLORD HEREUNDER FROM THE DATE OF SUCH TRANSFER. TENANT HEREBY WAIVES ALL CLAIMS AGAINST LANDLORD FOR CONSEQUENTIAL, SPECIAL OR**

PUNITIVE DAMAGES ALLEGEDLY SUFFERED BY TENANT, INCLUDING LOST PROFITS AND BUSINESS INTERRUPTION.

18.6 Notices. All notices to be given hereunder shall be in writing and mailed postage prepaid by certified mail, return receipt requested, or delivered by personal or courier delivery (including overnight courier), or sent by email or facsimile, electronically confirmed, to Landlord's Address and Tenant's Address, or to such other place as Landlord or Tenant may designate in a written notice given to the other party. Notices shall be deemed served upon the first attempted delivery by the U.S. Postal Service, the courier or a recognized overnight delivery service, or upon receipt of the email or facsimile prior to 5 p.m. Eastern Time on any business day, or, if after 5 p.m. Eastern Time, on the next business day.

18.7 Brokerage Commission. Landlord shall pay a brokerage commission to Landlord's Broker specified in the Basic Lease Information in accordance with a separate agreement between Landlord and Landlord's Broker. Landlord shall have no further or separate obligation for payment of any commissions or fees to any other broker or finder. Tenant warrants to Landlord that Tenant's sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord, Landlord's Broker and Tenant's Broker specified in the Basic Lease Information, and that no other broker or finder can properly claim a right to a commission or a finder's fee based upon contacts between the claimant and Tenant. Any commissions or fees payable to Tenant's Broker with respect to this transaction shall be paid by Landlord in accordance with a separate agreement with Tenant's Broker, and Tenant shall have no obligation with respect thereto. Landlord's lenders are not liable for or responsible for any commissions payable under this Lease. Subject to the foregoing, Tenant agrees to indemnify and hold Landlord harmless from any claims or liability, including reasonable attorneys' fees, in connection with a claim by any person for a real estate broker's commission, finder's fee or other compensation based upon any statement, representation or agreement of Tenant, and Landlord agrees to indemnify and hold Tenant harmless from any such claims or liability, including reasonable attorneys' fees, based upon any statement, representation or agreement of Landlord.

18.8 Authorization. If Tenant signs as a corporation, partnership, limited liability company, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Premises is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions.

18.9 Holding Over; Surrender

18.9.1 Holding Over. If Tenant holds over in the Premises or any part thereof after expiration of the Term, such holding over shall constitute a tenancy-at-sufferance, at a Base Rent equal to one hundred fifty percent (150%) of the greater of (i) the Base Rent in effect immediately prior to such holding over, or (ii) the prevailing market rate for Base Rent at the time of such holding over, as determined by Landlord in its sole but reasonable discretion, for lease renewals and extensions in the Building and in similar buildings in the vicinity of the Building comparable to this Lease and the Premises, for the first thirty (30) days of any such holding over and, thereafter, at a Base Rent equal to two hundred percent (200%) of the greater of items (i) and (ii) above, and shall otherwise be on all the other terms and conditions of this Lease. This Section shall not be construed as Landlord's permission for Tenant to hold over and Landlord shall have the right to immediately terminate any continued possession of the Premises by Tenant at any time upon such holding over. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease or extension of the Term except as specifically set forth above. If Tenant fails to surrender the Premises upon expiration or earlier termination of this Lease, Tenant shall indemnify and hold Landlord harmless from and against all loss or liability to the extent resulting from or arising out of Tenant's failure to surrender the Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Premises after the expiration or earlier termination of this Lease and any related attorneys' fees and brokerage commissions.

18.9.2 Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall repair any damage to and restore the condition of the Premises in accordance with Section 10.2. Tenant shall also remove all of Tenant's Property and shall repair all damage to the Premises, the Building, the Common Area or the Project caused by the installation or removal of Tenant's Property. Tenant shall further patch and fill all holes within the

Premises. All penetrations of the roof shall be resealed to a water tight condition. In no event shall Tenant remove from the Building any mechanical or electrical systems or any wiring or any other aspect of any systems within the Premises, unless Landlord specifically permits such removal in writing, except to the extent such items constitute Tenant's trade fixtures. Tenant shall surrender the Premises, together with all keys, to Landlord broom clean and in as good a condition as when received, ordinary wear and tear and damage by fire or casualty excepted. Conditions existing because of Tenant's failure to perform maintenance, repairs or replacements shall not be deemed "reasonable wear and tear." Notwithstanding anything in this Lease to the contrary, all property of Tenant remaining in the Premises after the expiration or termination of this Lease shall, at Landlord's option, be conclusively deemed to be abandoned and shall at the election of Landlord become the property of Landlord. Landlord may dispose of such property as Landlord desires without liability to Tenant. Tenant shall reimburse Landlord for the cost of removing, storing and disposing of such property.

18.10 Joint and Several. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon, and the liabilities of, Tenant shall be joint and several obligations and liabilities of all such parties and entities and the release of one of such parties shall not release any of the other parties. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

18.11 Covenants and Conditions. Each provision to be performed by Tenant hereunder shall be deemed to be both a covenant and a condition.

18.12 Consents. Except as otherwise provided elsewhere in this Lease, Landlord's actual reasonable costs and expenses (including, but not limited to, architects', attorneys', engineers' and other consultants' fees) incurred in the consideration of, or response to, a request by Tenant for any Landlord consent, including but not limited to, consents to an assignment, a subletting or the presence or use of a Hazardous Material, shall be paid by Tenant upon receipt of an invoice and supporting documentation therefor.

18.13 Force Majeure. Neither party shall be required to perform any term, provision, agreement, condition or covenant in this Lease so long as such performance is delayed or prevented by Force Majeure. "Force Majeure" as used in this Lease means delays resulting from causes (whether foreseen or unforeseen) beyond the reasonable control of Landlord or Tenant, as the case may be, including, without limitation, any delay caused by any action, inaction, order, ruling, moratorium, regulation, statute, condition or other decision of any private party or governmental agency having jurisdiction over any portion of the Project, over the construction anticipated to occur thereon or over any uses thereof, or by delays in inspections or in issuing approvals by private parties or permits by governmental agencies, or by fire, flood, inclement weather, strikes, lockouts or other labor or industrial disturbance, failure or inability to secure materials, supplies or labor through ordinary sources, earthquake, or other natural disaster, pandemics, epidemics, or any cause whatsoever beyond the reasonable control (excluding financial inability) of such party, or any of its contractors or other representatives, whether or not similar to any of the causes hereinabove stated. The aforementioned delay in performance shall be such party's sole and exclusive remedy under this Lease, at law and in equity. Notwithstanding anything herein to the contrary, the provisions of this Section shall not operate to extend, toll or otherwise postpone the Commencement Date hereunder and shall not cancel, postpone, or delay the due date of any payment to be made by Tenant hereunder, nor operate to excuse Tenant from prompt payment of any Rent or other amount required by the terms of this Lease or from any other obligations hereunder that can be satisfied by the payment of money (e.g., maintenance of insurance), and Tenant further acknowledges and agrees that supervening events which render performance for Tenant unprofitable, less profitable or more difficult shall not excuse Tenant from the timely payment of Rent or any other amount due under this Lease. Notwithstanding anything contained in this Lease to the contrary, should Landlord determine that an emergency exists that threatens the Building or any of the tenants or persons therein, or any of their property (e.g. an impending hurricane, a bomb threat to the Project or Building, etc.), including but not limited to emergencies caused by persons or natural conditions outside of Landlord's control, Landlord shall have the right to close the Building and require all tenants, including Tenant, to evacuate the Building until such emergency ceases to exist. Such closure shall not affect Base Rent, any other charges due hereunder or the Term of the Lease.

18.14 Mortgagee Protection. Tenant agrees to give any holder of any mortgage or security deed secured by the Premises or the Project, by certified mail or nationally recognized overnight delivery service, a copy of any notice of default served upon the Landlord by Tenant concurrently with delivery to Landlord, provided that, prior to

such notice, Tenant has been notified in writing (by way of service on Tenant of a copy of assignment of rents and leases or otherwise) of the address of such holder of a mortgage or security deed. Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the holder of any mortgage or security deed shall have an additional sixty (60) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such holder of any mortgage or security deed has commenced within such sixty (60) day period and is diligently pursuing the remedies or steps necessary to cure or correct such default). Notwithstanding the foregoing, in no event shall any holder of any mortgage or security deed have any obligation to cure any default of the Landlord.

18.15 OFAC. Tenant hereby represents and warrants that, to the best of its knowledge, Tenant is not, nor any persons or entities holding any legal or beneficial interest whatsoever in such party, are (1) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (2) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (3) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons." If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

18.16 Roof Use by Landlord. Landlord reserves the right to use the surface of the roof in any manner which does not materially interfere with Tenant's use of the Premises including, but not limited to, installation of telecommunication equipment, solar equipment or any other uses.

18.17 Guarantors. The Guarantors, if any, shall each execute a guaranty in a form provided by Landlord. It shall constitute an Event of Default of the Tenant if any Guarantor fails or refuses, upon request to provide: (1) evidence of the execution and continued enforceability of the guaranty, including the authority of the party signing on Guarantor's behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (2) current financial statements, (3) an estoppel certificate, or (4) written confirmation that the guaranty is still in effect as a valid binding obligation.

18.18 Parking and Common Areas. Unless otherwise reasonably directed by Landlord, Tenant shall be entitled to the non-exclusive use of the common areas of the Building and the Project as they exist from time to time during the Term, including the right to park in common with other tenants of the Project in those areas designated by Landlord for nonreserved parking. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities. Landlord may, but is not obligated to, designate exclusive parking spaces for Tenant and other tenants in the Project if Landlord reasonably determines that such designation is necessary. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties. Landlord may change the shape and size of the common areas, including the addition of, elimination of or change to any improvements located in the common areas, so long as such change does not have a material adverse impact on Tenant.

18.19 Common Area. Tenant may, subject to rules prescribed by Landlord, use the following areas on the Land or within the Building ("Building Common Area") that are designated by Landlord to be used in common with Landlord and/or other tenants of the Building: hallways, stairwells, entranceways, restroom facilities, refuse facilities, landscaped areas, driveways necessary for access to the Premises, parking spaces and other common facilities located in the Building and/or on the Land designated by Landlord from time to time for the common use of all tenants of the Building. Tenant may, subject to any CC&Rs and any Rules or Regulations, use the following areas of the Project ("Project Common Area") in common with Landlord, tenants of the Building and/or other owners, tenants or lawful users of the Project: refuse facilities, landscaped areas, roads, signage, driveways necessary for access to the Premises, parking spaces, retention basins and other common facilities designated by Landlord from time to time for the common use of all tenants and owners of the Project. The Building Common Area and the Project Common Area are collectively referred to herein as the "Common Area". Landlord shall not

be responsible for non-compliance by any other tenant or occupant of the Project with, or Landlord's failure to enforce, any of the Rules or Regulations or CC&Rs or any other terms or provisions of such tenant's or occupant's lease. Tenant shall promptly comply with the reasonable requirements of any board of fire insurance underwriters or other similar body now or hereafter constituted. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, the Building, the Land or the Project.

18.20 Counterparts; Electronic Signatures. This Lease may be executed in multiple counterparts, all of which together shall constitute one and the same original instrument. Landlord and Tenant each (1) have agreed to permit the use from time to time, where appropriate, of telecopy, electronic mail, or other electronic signatures in order to expedite the transaction contemplated by this Lease, (2) intends to be bound by its respective telecopy electronic mail, or other electronic signature, (3) is aware that the other will rely on the telecopied, electronic mail, or other electronically transmitted signature, and (4) acknowledges such reliance and waives any defenses to the enforcement of this Lease and the documents affecting the transaction contemplated by this Lease based on the fact that a signature was sent by telecopy, electronic mail, or electronic transmission only.

[SIGNATURES COMMENCE ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

"Landlord"

ULF NORTHFIELD BUSINESS CENTER LLC,
a Delaware limited liability company

DocuSigned by:

By: Peggy Toppin
0AE2409D4AE74E3...

Name: Peggy Toppin

Its: Managing Director

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

"Tenant"

ZOMEDICA INC.,
a Delaware corporation

By: ____________________

Name: LARRY HEATON

Its: CHIEF EXECUTIVE OFFICER

ADDENDUM TO LEASE

THIS ADDENDUM TO LEASE ("Addendum") is attached to and constitutes an integral part of the Lease between ULF NORTHFIELD BUSINESS CENTER LLC, as Landlord, and ZOMEDICA INC., as Tenant. The terms of this Addendum shall be incorporated in the Lease for all purposes. All words and phrases not specifically defined in this Addendum are as defined in the Lease. In the event of a conflict between the provisions of the Lease and the provisions of this Addendum, this Addendum shall control.

The following new Sections are hereby added to the Lease which state in their entirety as follows:

19. Extension Option. Subject to the rights of existing tenants in the Project as of the date of this Lease, Landlord grants to Tenant one (1) option to extend the Term of this Lease upon and subject to the following terms and conditions:

19.1 The period of extension shall be five (5) years, commencing at 12:00 a.m. local time on May 1, 2027 and expiring at 11:59 p.m. local time on April 30, 2032 (such option being hereinafter referred to as the "Extension Option" and its period hereinafter referred to as the "Extension Period").

19.2 In order to be effective, Tenant must exercise the Extension Option by written notice to Landlord given on or before May 1, 2026, but not sooner than February 1, 2026 (the "Exercise Notice"). If Tenant fails timely to give the Exercise Notice, the Extension Option shall lapse unexercised.

19.3 The Extension Option shall be applicable to the entire Premises, as it may have been expanded or contracted from time to time pursuant to the terms of this Lease, and may only be exercised with respect to the entire Premises.

19.4 If Tenant duly and timely delivers to Landlord the Exercise Notice as set forth in Section 19.2 above, then the terms and conditions of this Lease, as it may have been amended from time to time, shall remain in full force and effect during the Extension Period, except that annual Base Rent per rentable square foot of the Premises leased by Tenant during the initial twelve (12) months of the Extension Period shall be adjusted at the commencement of the Extension Period to the then "Prevailing Market Rate" (as hereinafter defined) and shall escalate by a market escalation as determined as part of the Prevailing Market Rate at the beginning of each subsequent twelve (12) month period thereafter during the Extension Period. Landlord and Tenant expressly acknowledge and agree, without limiting the generality of the foregoing, that Tenant shall not be entitled to any construction allowance and Landlord shall have no obligation to construct any improvements to the Premises for the Extension Period.

19.5 "Prevailing Market Rate" shall mean the then prevailing market rate and escalations for monthly rental for leases comparable to the renewal of this Lease for second generation space located in similar industrial buildings in the market area of the Building comparable to the Premises and for a term equal to the term of the Extension Period, taking into account the creditworthiness of Tenant. The Prevailing Market Rate shall be determined between Landlord and Tenant by mutual agreement in good faith. Notwithstanding the foregoing to the contrary, in no event shall the annual Base Rent per rentable square foot of the Premises for the first (1st) year of the Extension Period be less than 104% of the rate in effect under this Lease immediately prior to the commencement of the Extension Period (hereinafter the "Floor Rate"). In the event a final determination pursuant to this Section 19.5 of the Prevailing Market Rate would set the annual Base Rent per rentable square foot of the Premises under this Lease at an amount lower than the Floor Rate, such determination shall be disregarded and the annual Base Rent per rentable square foot of the Premises under this Lease for such year of the Extension Period shall be the Floor Rate, and shall escalate each year thereafter in accordance with Section 19.4 above. If Landlord and Tenant have not agreed upon the Prevailing Market Rate and executed a written amendment to this Lease setting forth the terms and conditions of the lease of the Premises during the Extension Period within sixty (60) days after Landlord's receipt of Tenant's Exercise Notice then (i) the Exercise Notice shall be null and void and of no further force or effect, (ii) neither Landlord nor Tenant shall have any further duty to continue such negotiations nor any further liability to the

other with respect to the negotiations pursuant to the Exercise Notice and (iii) this Extension Option shall terminate and Tenant shall have no further right or option to extend the Term pursuant to this Extension Option.

19.6 Notwithstanding anything in this Extension Option to the contrary, Tenant shall have no right to exercise the Extension Option nor shall Landlord have any obligation to enter into a lease for the Extension Period with Tenant, at any time after which (i) a default has occurred with respect to Tenant under this Lease, (ii) this Lease is not in full force and effect, (iii) Tenant has assigned this Lease or entered into a sublease for all or any portion of the Premises, or (iv) Tenant is in default under any other written agreement with Landlord.

EXHIBIT A

PREMISES DEPICTION


4000 Northfield
Place Suite 900
12,400 square feet
4000 NORTHFIELD PLACE
NORTHFIELD BUSINESS CENTER
MEWS
DEVELOPMENT

[NOTE: Sketches, cross-hatchings, drawings, dimensions, plans, boundaries, area calculations, furniture, fixtures, and improvements shown in this Exhibit are for illustrative purposes only and are not intended to indicate the actual improvements, dimensions, boundaries, or square footage of the Premises]

EXHIBIT B

1. Acceptance of Premises. Tenant shall lease the Premises from Landlord on an "AS-IS" basis, without any representation or warranty of any kind made by Landlord in favor of Tenant and without change or modification thereto of any kind other than the work described in this exhibit.

2. Construction of Tenant's Improvements.

(a) Tenant shall, at its own cost and expense and using Building standard quality and quantity of materials, (i) re-paint the existing painted portions of the Premises, (ii) re-carpet the existing carpeted portions of the Premises, (iii) upgrade the lighting of the Premises to LED, and (iv) perform other improvements as generally outlined in Schedule 1 attached hereto (collectively, the "Tenant's Improvements").

(b) Tenant shall complete Tenant's Improvements in accordance with the terms and conditions of this Lease (including, without limitation, Section 10.1), this Work Letter and Exhibit E to this Lease.

(c) Tenant's Improvements shall be deemed substantially completed ("Substantially Completed" or "Substantial Completion") upon the date that Tenant's Improvements are substantially completed (as such term is commonly used in the industrial real estate industry) in accordance with the approved plans therefor.

3. Payment of Allowance.

(a) Upon Substantial Completion of Tenant's Improvements and receipt by Landlord of (i) three (3) sets of as-built plans and specifications certified by Tenant's architect, if applicable, (ii) a certificate from Tenant's architect certifying that all work performed by Tenant's contractor is substantially in compliance with the construction contract between Tenant and Tenant's contractor, as approved by Landlord, and approved plans for Tenant's Improvements, and all Applicable Laws, and (iii) paid invoices, a final contractor's affidavit and final lien waivers acceptable to Landlord from each of Tenant's contractors, subcontractors and materialmen, Landlord shall pay the aggregate "hard costs" for Tenant's Improvements (the "Tenant's Improvements Costs"), after deduction of the Construction Management Fee, up to, but not in excess of Sixty-Two Thousand and No/100 Dollars ($62,000.00) (the "Allowance"). The Allowance must be utilized by Tenant for the purposes set forth herein within six (6) months after the Commencement Date. If not, Landlord will be entitled to retain any remaining balance of the Allowance and Tenant will forfeit all rights with respect thereto.

(b) In consideration of Landlord's services rendered in connection with the completion and coordination of Tenant's Improvements, Tenant shall pay to Landlord a construction management fee equal to Thirteen Thousand One Hundred and No/100 Dollars ($13,100.00) (the "Construction Management Fee"); provided, however, that if the cost of the Tenant's Improvements increases above $600,000.00 or if the plan attached hereto as Schedule 1 materially changes, then the Construction Management Fee outlined above shall be increased by an amount equal to five percent (5%) of the increased costs over $600,000.00 or of the costs of such changes, as the case may be. The Construction Management Fee shall be in lieu of, and not in addition to, the fee described in Exhibit E and shall be deducted by Landlord from the Allowance.

4. Conflict. This Work Letter shall control if in conflict with any of the provisions of this Lease or Exhibit E.

5. Miscellaneous.

(a) If Tenant desires to make any alteration, substitution, addition or change to or in the plans after the same have been approved by Landlord (a "Change Order"), prior to commencing the work for such Change Order, Tenant shall submit to Landlord for its review and approval (pursuant to the process and standard set forth above) working drawings and specifications for any and all such desired Change Orders.

(b) Prior to commencing any of any improvements requiring any permit under Applicable Law, Tenant shall provide Landlord with copies of all permits secured in connection therewith, along with the plans submitted in connection with such permits. Upon completion of the improvements, Tenant shall provide copies of

the final inspection, a certification of occupancy to the extent required under applicable law, and a notice of completion.

(c) Tenant and Tenant's contractors and subcontractors shall comply with all applicable laws pertaining to the performance of the improvements and all applicable safety regulations established by Landlord or Landlord's contractor. If state law requires Tenant to employ the services of a general contractor in addition to contractors for specialty work being performed, Tenant shall comply with such state law in all respects.

(d) All work shall (i) be performed during Landlord's reasonably designated hours for construction work, (ii) conform to Landlord's rules (including clean up rules), regulations, building standards and specifications, (iii) not interfere with any other tenant of Landlord, nor block any access points, and (iv) comply with any CC&Rs and all laws, rules and regulations. If Tenant shall hire or bring a contractor onto the Premises to perform the Tenant's Improvements, Tenant agrees to have a written agreement with contractor whereby they will be required to carry commercially reasonable, standard insurance coverages for Commercial General Liability, Auto and Worker's Compensation and Employer's Liability insurance, all acceptable to Landlord in its reasonable discretion.

(e) If improvements penetrate the roof membrane, the penetrations will be sealed per Landlord or Landlord's consultant's roofing specifications and inspected by Landlord or Landlord's consultant to maintain the roof warranty. The cost of inspection and all corrective work shall be borne by Tenant. Tenant shall use Landlord's original roofing contractor for any inspection or work to be done on the roof of the Building.

(f) Tenant shall comply with Landlord's rules regarding clean up. Building trash containers are provided for office generated trash only and are not to be used for the disposal of construction-related materials and debris. Unapproved usage will result in a penalty assessment to the Tenant equal to the cost of an extra pick-up service as determined under the current rate schedule of the regular trash removal service.

SCHEDULE 1 TO EXHIBIT B



Install Railing
Install Rain Awnings
4000 Northfield Place Suite 900 12,400 square feet
Replace with Insulated Doors
Add Additional Electrical Service Panel
Warehouse:
1) Install HVAC
2) Paint Ceiling
3) Install LED High Bay
4) Paint Walls
5) Epoxy Paint Floor
6) Add Electrical
Fenced Area
Bathrooms:
1) Build 2 Bathrooms
2) 2 Fixtures Each Room
Assembly Room:
1) Demo Modular Room
2) Frame/Finish New Room
3) Electrical
4) Plumbing Drain
5) 11.5' Ceiling
6) LED Lighting
7) The Works
Clean Room:
1) Replace HEPA Filters
2) New Flooring
3) New Wall Cover
4) New Ceiling Tiles
5) Add Electrical
Break Room:
1) Replace Fixtures
2) Paint
Bathrooms:
1) Replace Fixtures
2) Paint
Office Area:
1) Build Conference Room & 2 Additional Offices
2) Replace Carpet
3) Replace Drop Ceiling Tiles
4) Paint
5) New LED Fixtures
6) New Low Voltage Cabling

EXHIBIT B

EXHIBIT C

PROHIBITED USES

The following types of operations and activities are expressly prohibited on the Premises:

1. automobile/truck/forklift maintenance, repair or fueling;
2. battery manufacturing or reclamation;
3. ceramics and jewelry manufacturing or finishing;
4. chemical (organic or inorganic) storage, use or manufacturing;
5. drum recycling;
6. dry cleaning;
7. electronic components manufacturing;
8. electroplating and metal finishing;
9. explosives manufacturing, use or storage;
10. hazardous waste treatment, storage, or disposal;
11. leather production, tanning or finishing;
12. machinery and tool manufacturing;
13. medical equipment manufacturing and hospitals, except to the extent included within the Permitted Uses;
14. metal shredding, recycling or reclamation;
15. metal smelting and refining;
16. mining;
17. paint, pigment and coating operations;
18. petroleum refining;
19. plastic and synthetic materials manufacturing;
20. solvent reclamation;
21. tire and rubber manufacturing;
22. above- and/or underground storage tanks;
23. fertilizer storage;
24. residential use or occupancy;
25. auctions of any type;
26. retail sales of any type; and
27. tire storage.

EXHIBIT D

RULES AND REGULATIONS

1. No automobile, recreational vehicle or any other type of vehicle or equipment shall remain upon the Common Area longer than seventy-two (72) hours and no vehicle or equipment of any kind shall be dismantled or repaired or serviced on the Common Area. All vehicle parking shall be restricted to areas designated and marked for vehicle parking. The foregoing restrictions shall not be deemed to prevent temporary parking for loading or unloading of vehicles in designated areas.

2. Signs will conform to sign standards and criteria established from time to time by Landlord. No other signs, placards, pictures, advertisements, names or notices shall be inscribed, displayed or printed or affixed on or to any part of the outside or inside of the building without the written consent of Landlord and Landlord shall have the right to remove any such non-conforming signs, placards, pictures, advertisements, names or notices without notice to and at the expense of Tenant.

3. No antenna, aerial, discs, dishes or other such device shall be erected on the roof or exterior walls of the Premises, or on the grounds, without the written consent of the Landlord in each instance. Any device so installed without such written consent shall be subject to removal without notice at any time.

4. No loud speakers, televisions, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of the Landlord.

5. The outside areas immediately adjoining the Premises shall be kept clean and free from dirt and rubbish by the Tenant to the satisfaction of Landlord and Tenant shall not place or permit any obstruction or materials in such areas or permit any work to be performed outside the Premises.

6. No open storage shall be permitted in the Project.

7. All garbage and refuse shall be placed in containers placed at the location designated for refuse collection, in the manner specified by Landlord.

8. No vending machine or machines of any description shall be installed, maintained or operated upon the Common Area.

9. Tenant shall not disturb, solicit, or canvass any occupant of the building and shall cooperate to prevent same.

10. No noxious or offensive trade or activity shall be carried on upon any units or any part of the Common Area nor shall anything be done thereon which would in any way interfere with the quiet enjoyment of each of the other tenants of the Project or which would increase the rate of insurance or overburden utility facilities from time to time existing in the Project.

11. Landlord reserves the right to make such reasonable amendments to these rules and regulations from time to time as are nondiscriminatory and not inconsistent with the Lease.

12. No birds or animals of any kind shall be brought into or about the Building or the Project. This does not include "service animals" (as such term is defined in the Americans with Disabilities Act of 1990) accompanying disabled persons. Service animals must be harnessed, leashed, or tethered, unless these devices interfere with the service animal's work or the individual's disability prevents using these devices. In that case, the individual must maintain control of the animal through voice, signal, or other effective controls. Handlers may walk service animals in designated areas of the Project.

13. Outside Storage Restrictions:

(a) No open storage, including donation bins, shall be allowed or stored outside.

(b) No mattresses or other trash shall be placed outside except in a trash container.

(c) No more than one (1) trash container shall be allowed. Container to be located in the truck court up against the building/one of the Tenant's dock doors.

(d) The area around the truck court shall be maintained in an orderly manner at all times. The truck court shall be kept clean and free from dirt and rubbish. No obstructions or materials are allowed in outside and no work is permitted to be performed outside of the Premises.

(e) Failure to comply with outside storage restrictions will result in $500 fine per violation. Landlord reserves the right, but not the obligation, to self-perform necessary clean up and bill back tenant.

EXHIBIT E

REQUIREMENTS FOR IMPROVEMENTS OR ALTERATIONS BY TENANT

If Landlord shall permit Tenant to construct any initial tenant improvements in the Premises or to have any work performed in the Premises at any time prior to or during the Lease term by a contractor retained by Tenant ("Tenant's Work"), then Tenant shall comply with the requirements set forth herein. If Tenant's Work has been properly authorized, Tenant will receive written approval and consent for alterations to the Premises.

1. SUBMITTAL OF PLANS. Prior to commencing any work in the Premises, Tenant shall submit to Landlord for approval its proposed plans for the work. Without limiting the foregoing, Tenant shall provide:

(a) A separate scale drawing denoting all proposed construction and/or demolition, if necessary.

(b) A separate drawing for each trade proposing structural, electrical, mechanical, civil or landscaping modifications.

(c) Specify all dimensions and complete references to all work to be performed in the affected areas.

(d) If adding extra electrical or mechanical equipment, provide complete operating and maintenance specifications for each item.

Landlord's failure to respond to a written request from Tenant shall be deemed be Landlord's disapproval of the applicable request for approval hereunder.

2. CHECKLIST. With respect to each project, Landlord will provide Tenant with a checklist listing the items required to be furnished to Landlord in connection with the proposed work. Tenant shall furnish to Landlord prior to, during, or upon completion of Tenant's Work, as applicable, each of the items specified in the checklist attached hereto as Attachment 1, to the extent applicable.

3. CONTRACTORS PROVIDING TENANT IMPROVEMENT SERVICES.

(a) The contractor employed by Tenant and any subcontractors shall be (i) duly licensed in the state in which the Premises are located, and (ii) subject to Landlord's prior written approval, which approval shall not be unreasonably withheld. If more than one trade is employed on a single job, state law requires the services of a general contractor in addition to contractors for specialty work being performed.

(b) Each contractor shall provide proof of licensing as a general or specialty contractor in accordance with state law. Additionally, each contractor shall furnish proof of licensing in the city or municipality in which the construction related activity is to take place.

(c) Tenant shall use Landlord's subcontractor for mechanical, electrical, plumbing, roofing and roofing consultant.

(d) Tenant and Tenant's contractors shall comply with all Applicable Laws pertaining to the performance of Tenant's Work and the completed improvements and all applicable safety regulations established by Landlord or the general contractor.

(e) Prior to commencement of any work in the Premises, Tenant and Tenant's contractors (and any subcontractors) shall have a signed contract/service agreement in place listing the insurance requirements specifically naming the Landlord as an additional insured on their general liability insurance policy and having an indemnification section indemnifying Landlord and shall obtain and provide Landlord with certificates evidencing Workers' Compensation, public liability and property damage insurance in amounts and forms and with companies satisfactory to Landlord. Each general contractor (and any subcontractor) employed on the Premises shall provide

Landlord with a current certificate of insurance in effect for that contractor with a thirty day notice of cancellation or revocation clause. Insurance requirements are as follows:

(i) Commercial General Liability with a $2,000,000 Combined Single Limit covering the liability of Landlord and contractor for bodily injury and property damage arising as a result of the construction of the improvements and the services performed thereunder. The insurance certificate shall be submitted to Landlord for approval and shall state, all General Liability insurance policies shall name as Additional Insureds any mortgage lender or ground lessor of Landlord, any managing agent of Landlord, and owner of any of the foregoing, and any beneficiary, officer, director, employee, or agent of any of the foregoing.

(ii) Commercial Automobile Liability with a $2,000,000 Combined Single Limit covering Landlord and vehicles used by contractor (and any subcontractor) in connection with the construction of the improvements.

(iii) Workers' Compensation and Employer's Liability as required by law, for employees of the contractor (and any subcontractors) performing work on the Premises.

(f) The following requirements shall be incorporated as "Special Conditions" into the contract between Tenant and its contractors and a copy of the contract shall be furnished to Landlord prior to the commencement of Tenant's Work:

(i) Prior to start of Tenant's Work, Tenant's contractor shall provide Landlord with a construction schedule indicating the completion dates of all phases of Tenant's Work.

(ii) Tenant's contractor shall be responsible for the repair, replacement or clean-up of any damage done by it to other contractors' work which specifically includes accessways to the Premises which may be concurrently used by others.

(iii) Tenant's contractor shall accept the Premises prior to starting any trenching operations. Any rework of sub-base or compaction required after the contractor's initial acceptance of the Premises shall be done by Tenant's contractor, which shall include the removal from the Project of any excess dirt or debris.

(iv) Tenant's contractor shall contain its storage of materials and its operations within the Premises and such other space as it may be assigned by Landlord or Landlord's contractor. Should Tenant's contractor be assigned space outside the Premises, it shall move to such other space as Landlord or Landlord's contractor shall direct from time to time to avoid interference or delays with other work.

(v) Tenant's contractor shall clean up the construction area and surrounding exterior areas daily. All trash, demolition materials and surplus construction materials shall be stored within the Premises and promptly removed from the Premises and the Project and disposed of in an approved sanitation site.

(vi) To the extent such are not already available within the Premises, Tenant's contractor shall provide temporary utilities, portable toilet facilities, and potable drinking water as required for its work within the Premises and shall pay to Landlord's contractor the cost of any temporary utilities and facilities provided by Landlord's contractor at Tenant's contractor's request.

(vii) Tenant's contractor shall notify Landlord or Landlord's project manager of any planned work to be done on weekends or other than normal job hours.

(viii) Tenant's contractor or subcontractors shall not post signs on any part of the Project or on the Premises.

(g) Tenant shall provide Landlord with a set of "As-Built" drawings for any work performed to the Premises.

4. COSTS.

(a) Tenant shall promptly pay any and all costs and expenses in connection with or arising out of the performance of Tenant's Work (including the costs of permits therefor) and shall furnish to Landlord evidence of such payment upon request.

(b) Tenant shall reimburse Landlord for all costs which Landlord may incur in connection with granting approval to Tenant for any alteration and/or addition, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said matters. Tenant shall pay Landlord's designee an amount equal to five percent (5%) of the total hard costs of construction and installation of Tenant's Work as compensation for review of plans, use of facilities and other miscellaneous costs of Landlord and/or its designee incurred as a result of such work.

5. CONTRACTOR'S BONDS. Prior to the commencement of construction, Tenant shall obtain or cause its contractor to obtain and deliver evidence thereof to Landlord payment and performance bonds covering the faithful performance of the contract for the construction of the Tenant's Work and the payment of all obligations arising thereunder. In the alternative, and at Tenant's option, Tenant may appoint Landlord as its contractor, and in so doing, Tenant shall deposit with the Landlord a sum of money equal to the entire amount of the estimated construction cost, as is required for the installation of the Tenant improvements on the Premises. If Tenant deposits with Landlord monies for construction costs, it is agreed that Landlord will not be placed in a fiduciary capacity as a trustee, or any other fiduciary title, for the sums of monies in Landlord's possession. Tenant agrees to hold Landlord harmless from any and all claims, for workmanship and installation of improvements, and for merchantability and quality of goods used for the installation of Tenant's improvements, as are requested by Tenant. Any bonds obtained pursuant hereto shall be for the mutual benefit of both Landlord and Tenant as obligees and beneficiaries.

7. BUILDING STANDARDS. All work shall (a) be performed during Landlord's reasonably designated hours for construction work, (b) conform to Landlord's established rules (including clean up rules), regulations, building standards and specifications, (c) not interfere with any other tenant of Landlord, nor block any access points, (d) comply with any CC&Rs and all laws, rules and regulations. Tenant is required to make these standards part of the construction documents.

8. ROOF PENETRATIONS. If improvements penetrate the roof membrane, the penetrations will be sealed per Landlord/IRC roofing specifications and inspected by IRC to maintain roof warranty. The cost of inspection and all corrective work shall be borne by Tenant. Tenant shall use Landlord's original roofing contractor.

9. BUILDING MODIFICATIONS. Work will only be approved within the confines of a given space. Tenant will not be allowed to modify building exterior or mechanical and electrical service as provided to the building in common with other tenants.

10. ELECTRICAL WORK. All electrical work shall be approved from the unit space electrical panel only. Additional service requirements shall be secured only by direction of Landlord. Tenant shall use Landlord's original electrical contractor.

11. SCHEDULE OF WORK. Tenant may be required to provide a schedule of all work to be performed, subject to Landlord approval. All costs to produce such schedule shall be borne solely by Tenant.

12. CLEAN UP AND DISPOSAL OF CONSTRUCTION DEBRIS. Tenant shall comply with Landlord's rules regarding clean up. Building trash containers are provided for office generated trash only and are not to be used for disposal of construction-related materials and debris. Unapproved usage will result in a penalty assessment to the Tenant equal to the cost of an extra pick-up service as provided under the current rate schedule of regular trash removal service.

13. INSPECTION BY LANDLORD. Landlord reserves the following rights: (i) the right of inspection prior to, during and at completion of all construction and/or demolition, (ii) the right to post and record a notice of

nonresponsibility in conformity with Georgia law, and (iii) the right to order a total stop to all improvements underway for non-compliance with any of the requirements hereof.

14. GENERAL PROVISIONS.

(a) If Landlord has agreed to provide an allowance toward the cost of tenant improvements, Landlord shall retain from such funds an amount determined by Landlord until Tenant has fully complied with the requirements hereof.

(b) All materials, work, installations and decorations of any nature whatsoever brought on or installed in the Premises before the commencement of the Term or throughout the Term shall be at Tenant's risk, and neither Landlord nor any party acting on Landlord's behalf shall be responsible for any damage thereto or loss or destruction thereof due to any reason or cause whatsoever.

(c) Nothing contained herein shall make or constitute Tenant as the agent of Landlord.

ATTACHMENT 1

ITEMS TO BE FURNISHED TO LANDLORD FOR EACH WORK OR IMPROVEMENT

1. Plan of Alterations for Landlord Approval.
2. Contractor(s), Address, Telephone Number, Contact Person.
3. Copy of Contractor's State and City Business License.
4. Copy of all permits including, but not limited to, the Building Permit.
5. Copy of Final Inspection and Signed Building Permit Cards.
6. Copy of Certificate of Insurance Naming the Landlord as Additional Insured. Insurance to include Commercial General Liability, Comprehensive Auto, Workers' Compensation and Employer's Liability.
7. Signed Unconditional lien waiver in favor of ______________________.
8. Schedule of Work.
9. Copy of Completion and Payment Bond.
10. Architect's License and Expiration.
11. Tenant and Architect Agreement.
12. Tenant and Contractor Agreement.
13. Copy of Permit Plans.
14. Copy of As-Builts.
15. Copy of Recorded Notice of Completion.
16. Certificate of Occupancy.
17. Evidence of Insurance for All-Risk/Builder's Risk Insurance to the Amount of Improvements.

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

To: [Insert name of party to rely on document] ("Relying Party")

____

____

____

Attn: _______________________

Re: Lease Dated: __________________________
Current Landlord: _______________________
Current Tenant: _________________________
Square Feet: Approximately _______________
Floor(s): ____________________________
Located at: __________________________

("Tenant") hereby certifies that as of ____________, 202_:

1. Tenant is the present owner and holder of the tenant's interest under the lease described above, as it may be amended to date (the "Lease") with ______________ as Landlord (who is called "Landlord" for the purposes of this Certificate). (USE THE NEXT SENTENCE IF THE LANDLORD OR TENANT NAMED IN THE LEASE IS A PREDECESSOR TO THE CURRENT LANDLORD OR TENANT.) [The original landlord under the Lease was ______________, and the original tenant under the Lease was ______________.] The Lease covers the premises commonly known as ______________ (the "Premises") in the building (the "Building") at the address set forth above.

(CHOOSE ONE OF THE FOLLOWING SECTION 2(a)s BELOW)

[2. (a) A true, correct and complete copy of the Lease (including all modifications, amendments, supplements, side letters, addenda and riders of and to it) is attached to this Certificate as Exhibit A.]

[2 (a) The attached Exhibit A accurately identifies the Lease and all modifications, amendments, supplements, side letters, addenda and riders of and to it.]

(b) (IF APPLICABLE) **[The Lease provides that in addition to the Premises, Tenant has the right to use or rent __________ [assigned/unassigned] parking spaces near the Building or in the garage portion of the building during the term of the Lease.]**

(c) The term of the Lease commenced on __________, 202_ and will expire on ___________, _____, including any presently exercised option or renewal term. (CHOOSE ONE OF THE FOLLOWING TWO SENTENCES.) [Tenant has no option or right to renew, extend or cancel the Lease, or to lease additional space in the Premises or Building, or to use any parking (IF APPLICABLE) [other than that specified in Section 2(b) above].] [Except as specified in Paragraph(s) __________ of the Lease (copy attached), Tenant has no option or right to renew, extend or cancel the Lease, or to lease additional space in the Premises or Building, or to use any parking (IF APPLICABLE) [other than that specified in Section 2(b) above].]

(CHOOSE ONE OF THE FOLLOWING SECTION 2(d)s)

[(d) Tenant has no option or preferential right to purchase all or any part of the Premises (or the land of which the Premises are a part). Tenant has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease.]

[(d) Except as specified in Paragraph(s) __________ of the Lease (copy attached), Tenant has no option or preferential right to purchase all or any part of the Premises (or the land of which the Premises are

a part). Except for the foregoing, Tenant has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease.]

(e) The annual minimum rent currently payable under the Lease is $__________ and such rent has been paid through __________, 202_. (IF APPLICABLE) **[The annual percentage rent currently payable under the Lease is at the rate of __________ and such rent has been paid through __________, 202_.]**

(f) (IF APPLICABLE) **[Additional rent is payable under the Lease for (i) operating, maintenance or repair expenses, (ii) property taxes, (iii) consumer price index cost of living adjustments, or (iv) percentage of gross sales adjustments (i.e., adjustments made based on underpayments of percentage rent). Such additional rent has been paid in accordance with Landlord's rendered bills through __________, 202_. The base year amounts for additional rental items are as follows: (1) operating, maintenance or repair expenses $__________, (2) property taxes $__________, and (3) consumer price index __________ (please indicate base year CPI level).]**

(g) Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other similar rent concession (IF APPLICABLE) [except as expressly set forth in Sections(s) _____ of the Lease (copy attached)].

(h) Landlord currently holds a security deposit in the amount of $__________ which is to be applied by Landlord or returned to Tenant in accordance with Section(s) _____ of the Lease. Tenant acknowledges and agrees that Relying Party shall have no responsibility or liability for any security deposit, except to the extent that any security deposit shall have been actually received by Relying Party.

3. (a) The Lease constitutes the entire agreement between Tenant and Landlord with respect to the Premises, has not been modified changed, altered or amended and is in full force and effect in the form (CHOOSE ONE) [attached as/described in] Exhibit A. There are no other agreements, written or oral, which affect Tenant's occupancy of the Premises.

(b) All insurance required of Tenant under the Lease has been provided by Tenant and all premiums have been paid.

(c) To the best knowledge of Tenant, no party is in default under the Lease. To the best knowledge of Tenant, no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default.

(d) The interest of Tenant in the Lease has not been assigned or encumbered. Tenant is not entitled to any credit against any rent or other charge or rent concession under the Lease except as set forth in the Lease. No rental payments have been made more than one month in advance.

4. All contributions required to be paid by Landlord to date for improvements to the Premises have been paid in full and all of Landlord's obligations with respect to tenant improvements have been fully performed. Tenant has accepted the Premises, subject to no conditions other than those set forth in the Lease.

5. Neither Tenant nor any guarantor of Tenant's obligations under the Lease is the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships.

6. (a) As used here, "Hazardous Substance" means any substance, material or waste (including petroleum and petroleum products) which is designated, classified or regulated as being "toxic" or "hazardous" or a "pollutant" or which is similarly designated, classified or regulated, under any federal, state or local law, regulation or ordinance.

(b) Tenant represents and warrants that it has not used, generated, released, discharged, stored or disposed of any Hazardous Substances on, under, in or about the Building or the land on which the Building is located (IF APPLICABLE) [, other than Hazardous Substances used in the ordinary and commercially reasonable

course of Tenant's business in compliance with all applicable laws]. (IF APPLICABLE) [Except for such commercially reasonable use by Tenant,] Tenant has no actual knowledge that any Hazardous Substance is present, or has been used, generated, released, discharged, stored or disposed of by any party, on, under, in or about such Building or land.

7. Tenant hereby acknowledges that Landlord intends to [discuss action to be taken vis-a-vis Relying Party]. Tenant acknowledges the right of Landlord, Relying Party and any and all of Landlord's present and future lenders and their successors and assigns to rely upon the statements and representations of Tenant contained in this Certificate and further acknowledges that any action taken by such parties will be made and entered into in material reliance on this Certificate.

8. Tenant hereby agrees to furnish Relying Party with such other and further estoppel as Relying Party may reasonably request.

______________________________,
a ______________________________

By: ______________________________

Name: ______________________________

Title: ______________________________

EXHIBIT G

RENT PAYMENT ADDRESS

1. Option 1: via ACH (preferred). If you are interested in this service, please send your ACH Direct Deposit Form to commercial@gid.com

2. Option 2: via WIRE. If you are interested in making payments by wire, please reach out to commercial@gid.com

3. Option 3: via CHECK, sent to: ULF Northfield Business Center LLC, c/o Seefried Industrial Properties, 3333 Riverwood Parkway SE, Suite 200, Atlanta, GA 30339, Attn: Chad Hall – Northfield, Phone: 404-233-0204.